Exhibit (a)(1)(i)

No securities tendered to the Offer (as defined below) will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities laws and extend the Offer for an additional minimum period of ten days to allow for further deposits of securities.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. If you have any questions, please contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.

The Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such state to be designated by Offeror.

October 25, 2021

OFFER TO PURCHASE

all of the issued and outstanding Common Shares

of

Petroteq Energy Inc.

by 2869889 Ontario Inc., an indirect, wholly-owned subsidiary of

Viston United Swiss AG

at a price of $0.74 in cash per Common Share

2869889 Ontario Inc. (the “Offeror”), an indirect, wholly-owned subsidiary of Viston United Swiss AG (“Viston”), hereby offers (the “Offer”) to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Common Shares”) of Petroteq Energy Inc. (“Petroteq”), which includes any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined herein) upon the exercise, exchange or conversion of the Options (as defined herein), the Warrants (as defined herein), the Convertible Debentures (as defined herein) and any securities of Petroteq that are exercisable or exchangeable for or convertible into Common Shares, at a price of $0.74 in cash per Common Share.

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on February 7, 2022, unless the Offer is extended, accelerated or withdrawn by the Offeror in accordance with its terms.

(continued from previous page)

The Depositary and Information Agent for the Offer is:

Kingsdale Advisors The Exchange Tower 130 King St W, Suite #2950 Toronto, ON M5X 1K6	North America Toll-Free: 1-866-581-1024 Outside North America: 1-416-867-2272 Email: contactus@kingsdaleadvisors.com

The Common Shares are listed on the TSX Venture Exchange (the “TSX-V”) under the symbol “PQE”, on the OTC Markets Group Inc.’s Pink Open Market (the “OTC Market”) under the symbol “PQEFF”, and on the Deutsche Börse AG’s Frankfurt Stock Exchange (the “Frankfurt Exchange”) under the symbol “PQCF”.

The cash consideration under the Offer represents a 279.49% premium based on the closing price of $0.195 per Common Share on the TSX-V on August 6, 2021 (the last trading day prior to the announcement by Petroteq of the cease trade order issued by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares). The Offer also represents a premium of 1031.75% to the volume weighted average trading price of $0.065 per Common Share on the TSX-V for the 52-week period prior to April 15, 2021 (the last trading day prior to the publication of a voluntary public purchase offer in the German Federal Gazette).

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on February 7, 2022 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter (which will constitute a “subsequent offering period” under Rule 14d-11 under the U.S. Exchange Act of 1934), which include: (i) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, representing more than 50% of the outstanding Common Shares, excluding those Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any person acting jointly or in concert with the Offeror, which is a non-waivable condition; (ii) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, representing at least 50% + 1 of the issued and outstanding Common Shares on a Fully-Diluted Basis; (iii) the Offeror having determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect (as defined herein); and (iv) certain regulatory approvals having been obtained and/or waiting periods expired, as described herein. These and other conditions of the Offer are described in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

The Offeror has engaged Kingsdale Advisors to act as depositary (the “Depositary”) and as information agent (the “Information Agent”) for the Offer.

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Shareholders holding Common Shares in certificated form are advised to contact the Depositary prior to sending their Letter of Transmittal and certificates in order to confirm documentation that will be required to validly accept such tenders. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) book-entry transfer of Common Shares set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) guaranteed delivery set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Questions and requests for assistance may be directed to the Depositary and Information Agent, whose contact details are provided on the back cover of this document. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary and Information Agent and are available on SEDAR at www.sedar.com and from the United States Securities and Exchange Commission (the “SEC”) at www.sec.gov. Website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites are incorporated by reference herein unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror or the Depositary and Information Agent.

All cash payments under the Offer will be made in Canadian dollars. However, a Shareholder can elect to receive payment in U.S. dollars by checking the appropriate box in the Letter of Transmittal, in which case such Shareholder will have acknowledged and agreed that, in respect of the cash payment under the Offer, the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary at its typical banking institution on the date the funds are converted. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations” in Section 16 of the Circular and “Certain United States Federal Income Tax Considerations” in Section 17 of the Circular.

The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of the Province of Ontario, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that the Depositary and Information Agent for the Offer and some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

THE OFFEROR HAS FILED WITH THE SEC A TENDER OFFER STATEMENT ON SCHEDULE TO, AND EXPECTS TO MAIL THIS OFFER AND CIRCULAR TO SHAREHOLDERS CONCERNING THE OFFER. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE SEC’S WEBSITE, WWW.SEC.GOV. IN ADDITION, DOCUMENTS FILED WITH THE SEC BY THE OFFEROR WILL BE AVAILABLE FREE OF CHARGE FROM THE OFFEROR. YOU SHOULD DIRECT REQUESTS FOR DOCUMENTS TO THE DEPOSITARY AND INFORMATION AGENT, KINGSDALE ADVISORS, THE EXCHANGE TOWER, 130 KING ST W, SUITE #2950, TORONTO, ONTARIO, M5X 1K6, CANADA, TELEPHONE IN NORTH AMERICA TOLL-FREE: 1-866-581-1024. TO OBTAIN TIMELY DELIVERY, SUCH DOCUMENTS SHOULD BE REQUESTED NOT LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRY DATE.

NOTICE TO HOLDERS OF OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND OTHER CONVERTIBLE SECURITIES

The Offer is being made only for Common Shares and is not made for any convertible securities (including, without limitation, Options, Warrants and Convertible Debentures). Holders of Options, Warrants, Convertible Debentures or other convertible securities who wish to accept the Offer must, to the extent permitted by the terms of the security and applicable Law, exercise, exchange or convert the convertible securities in order to obtain certificate(s) representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such convertible securities will have certificates representing the Common Shares received on such exercise, exchange or conversion available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or converting such securities are not described in either Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision as to whether to exercise or convert their Convertible Securities.

CURRENCY

All references to “$” in the Offer to Purchase and Circular mean Canadian dollars, except where otherwise indicated. On October 22, 2021, the daily average exchange rate published by the Bank of Canada for U.S. dollars was US$1.00 = $1.2357.

FORWARD-LOOKING INFORMATION

Certain statements contained in Section 5 of the Circular, “Reasons to Accept the Offer”, Section 6 of the Circular, “Purpose of the Offer”, Section 8 of the Circular, “Source of Funds” and Section 12 of the Circular, “Acquisition of Common Shares Not Deposited”, in addition to certain statements contained elsewhere in this document or incorporated by reference herein, contain “forward-looking information” and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as “plans”, “expects”, “intends”, “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking information contained in this Circular includes, but is not limited to, statements relating to the following items: expectations relating to the Offer and information concerning the Offeror’s plans for Petroteq in the event the Offer is successful; the satisfaction or waiver of the conditions to consummate the Offer; the benefits of the Offer; the results, effects and timing of the Offer and completion of any Compulsory Acquisition or Subsequent Acquisition Transaction; expectations regarding the availability of financing and the Offeror’s plans for any refinancing transactions; expectations that there is a low likelihood of a competing offer and the likelihood that the price of the Common Shares will decline back to pre-Offer levels if the Offer is not successful; expectations regarding the process for obtaining regulatory approvals; the tax treatment of Shareholders; intentions to delist the Common Shares and to cause Petroteq to cease to be a reporting issuer and to cease to have public reporting obligations in any jurisdiction where it currently has such obligations, if permitted under applicable Law; and the completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Although the Offeror and Viston believe that the expectations reflected in such forward-looking information are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking information, and actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results, performance or achievements of the Offeror or the completion of the Offer to differ materially from any future results, performance or achievements expressed or implied by such forward-looking information include, among other things, the ultimate outcome of any possible transaction between Viston and Petroteq, including the possibility that Petroteq will not accept a transaction with Viston or enter into discussions regarding a possible transaction, actions taken by Petroteq, actions taken by security holders of Petroteq in respect of the Offer, that the conditions of the Offer may not be satisfied or waived by Viston at the expiry of the Offer period, the ability of the Offeror to acquire 100% of the Common Shares through the Offer, the ability to obtain regulatory approvals and meet other closing conditions to any possible transaction, including any necessary shareholder approvals, potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the Offer transaction or any subsequent transaction, competitive responses to the announcement or completion of the Offer, unexpected costs, liabilities, charges or expenses resulting from the proposed transaction, exchange rate risk related to the financing arrangements, litigation relating to the proposed transaction, the inability to engage or retain key personnel, any changes in general economic and/or industry-specific conditions, industry risk, risks inherent in the running of the business of the Offeror or its affiliates, legislative or regulatory changes, Petroteq’s structure and its tax treatment, competition in the oil & gas industry, obtaining necessary approvals, financial leverage for additional funding requirements, capital requirements for growth, interest rates, dependence on skilled staff, labour disruptions, geographical concentration, credit risk, liquidity risk, changes in capital or securities markets and that there are no inaccuracies or material omissions in Petroteq’s publicly available information, and that Petroteq has not disclosed events which may have occurred or which may affect the significance or accuracy of such information. These are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the Offeror’s forward-looking information. Other unknown and unpredictable factors could also impact its results. Many of these risks and uncertainties relate to factors beyond the Offeror’s ability to control or estimate precisely. Consequently, there can be no assurance that the actual results or developments anticipated by the Offeror will be realized or, even if substantially realized, that they will have the expected consequences for, or effects on, the Offeror, its future results and performance.

Forward-looking information in the Circular is based on the Offeror and Viston’s beliefs and opinions at the time the information is given, and there should be no expectation that this forward-looking information will be updated or supplemented as a result of new information, estimates or opinions, future events or results or otherwise, and each of the Offeror and Viston disavows and disclaims any obligation to do so except as required by applicable Law. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the Offeror or any of its affiliates or Petroteq.

Unless otherwise indicated, the information concerning Petroteq contained herein has been taken from or is based upon Petroteq’s and other publicly available documents and records on file with the Securities Regulatory Authorities and other public sources at the time of the Offer. Although the Offeror and Viston have no knowledge that would indicate that any statements contained herein relating to Petroteq, taken from or based on such documents and records are untrue or incomplete, neither the Offeror, Viston nor any of their respective officers or directors assumes any responsibility for the accuracy or completeness of such information, or for any failure by Petroteq to disclose events or facts that may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Offeror and Viston.

Table of Contents

		Page

NOTICE TO SHAREHOLDERS IN THE UNITED STATES		3
NOTICE TO HOLDERS OF OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND OTHER CONVERTIBLE SECURITIES		4
CURRENCY		4
FORWARD-LOOKING INFORMATION		4
QUESTIONS AND ANSWERS ABOUT THE OFFER		2
GLOSSARY		11
OFFER TO PURCHASE		20
1.	The Offer	20
2.	Time for Acceptance	21
3.	Manner of Acceptance	21
4.	Conditions of the Offer	26
5.	Extension, Variation or Change in the Offer	29
6.	Take-Up of and Payment for Deposited Common Shares	31
7.	Withdrawal of Deposited Common Shares	32
8.	Return of Deposited Common Shares	33
9.	Changes in Capitalization; Adjustments; Liens	33
10.	Notices and Delivery	34
11.	Mail Service Interruption	35
12.	Market Purchases and Sales of Common Shares	35
13.	Other Terms of the Offer	35
CIRCULAR		38
1.	The Offeror	38
2.	Petroteq	38
3.	Certain Information Concerning Securities of Petroteq	39
4.	Background to the Offer	43
5.	Reasons to Accept the Offer	44
6.	Purpose of the Offer	46
7.	Effects of the Offer	46
8.	Source of Funds	47
9.	Ownership and Trading in Securities of Petroteq	48
10.	Commitments to Acquire Securities of Petroteq	48
11.	Other Material Facts	48
12.	Acquisition of Common Shares Not Deposited	48
13.	Agreements, Commitments or Understandings	52
14.	Regulatory Matters	52
15.	Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer	55
16.	Certain Canadian Federal Income Tax Considerations	55
17.	Certain United States Federal Income Tax Considerations	60
18.	Depositary	63
19.	Information Agent	63
20.	Dealer Manager and Soliciting Dealer Group	64
21.	Statutory Rights	64
22.	Legal Matters	64
23.	Directors’ Approval	64
24.	U.S. Exchange Act Requirements	64
CERTIFICATE OF 2869889 ONTARIO INC.		66
CERTIFICATE OF Viston UNITED SWISS AG		67
SCHEDULE I CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF 2869889 ONTARIO INC.
SCHEDULE II CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF VISTON UNITED SWISS AG

1

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some of the questions that you, as a shareholder of Petroteq, may have and the answers to those questions. The information contained in these questions and answers is a summary only and is not meant to be a substitute for the more detailed description and information contained elsewhere in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. Terms defined in the Glossary and not otherwise defined in these questions and answers have the respective meanings given to them in the Glossary, unless the context otherwise requires. Cross-references have been included in these questions and answers to other sections of the Offer to Purchase and Circular where you will find more complete descriptions of the topics mentioned below.

Unless otherwise indicated, the information concerning Petroteq contained herein and in the Offer to Purchase and Circular has been taken from or based upon publicly available documents and records on file with the Securities Regulatory Authorities and other public sources. Although the Offeror and Viston have no knowledge that would indicate any statements contained herein and in the Offer to Purchase and Circular and taken from or based on such information are untrue or incomplete, none of the Offeror, Viston or any of its respective officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Petroteq to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror or Viston.

Who is making the Offer?

The Offeror is an indirect, wholly-owned subsidiary of Viston, a Swiss company limited by shares (AG) established in 2008 under the laws of Switzerland. The Offeror was established on September 28, 2021 under the laws of the Province of Ontario. The Offeror’s registered office is located at 100 King Street West, Suite 1600, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1G5. The registered and head office of Viston is located at Haggenstreet 9, 9014 St. Gallen, Switzerland. The principal executive offices of Viston and the Offeror are located at Haggenstreet 9, 9014 St. Gallen, Switzerland and the telephone number is +49 7136 9918888.

Viston was created to invest in renewable energies and clean technologies, as well as in the environmental protection industry. Viston aims to foster innovative technologies, environmentally-friendly and clean fossil fuels and to help shape the future of energy. Since October 2008, Viston has undertaken its research, development and transfer initiatives in Saint Gallen, Switzerland. Viston has been working to optimize and adapt these technologies to current market requirements to create well-engineered products. Viston’s work also includes the determination of technical and economic risks, as well as the search for financing opportunities.

See Section 1 of the Circular, “The Offeror”.

What is the Offeror proposing?

The Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, including, without limitation, any Common Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise or conversion of Convertible Securities.

See Section 1 of the Offer to Purchase, “The Offer”.

What would I receive in exchange for each of my Common Shares?

The Offeror is offering $0.74 per Common Share in cash for each Common Share you hold, without interest and less any required withholding taxes. Shareholders will have the right to elect to receive payment of the cash consideration under the Offer in U.S. dollars by checking the appropriate box in the Letter of Transmittal, in which case such Shareholder will have acknowledged and agreed that, in respect of the cash payment under the Offer, the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary at its typical banking institution on the date the funds are converted.

See Section 1 of the Offer to Purchase, “The Offer”.

Are any outstanding securities of Petroteq not included in the Offer?

The Offer is being made only for Common Shares and is not made for any convertible securities (including, without limitation, Options, Warrants or Convertible Debentures). Holders of Options, Warrants, Convertible Debentures or other convertible securities who wish to accept the Offer must, to the extent permitted by the terms of the security and applicable Law, exercise, exchange or convert the convertible securities in order to obtain certificate(s) representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such convertible securities will have certificates representing the Common Shares received on such exercise, exchange or conversion available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

What will happen to the Convertible Debentures I hold?

The Offer is being made only for Common Shares and is not made for any convertible securities, including, without limitation, Convertible Debentures. If any holder of Convertible Debentures does not convert its Convertible Debentures under the Offer prior to Expiry Time, the Convertible Debentures are expected to remain outstanding as obligations of Petroteq or its successor following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Subsequent Acquisition Transaction and any change of control offer required to be made in accordance with the terms of the Convertible Debentures.

See “ – Will Petroteq continue as a public company?”.

Why should I accept the Offer?

The Offeror believes that the Offer is compelling, and represents a clearly superior alternative to continuing on the course set by the current Petroteq Board and management of Petroteq, for the following reasons:

•

Premium to Market Price. The Offer represents a significant premium of 279.49% based on the closing price of $0.195 per Common Share on the TSX-V on August 6, 2021 (the last trading day prior to the announcement by Petroteq of the cease trade order issued by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares). The Offer also represents a premium of 1031.75% to the volume weighted average trading price of $0.065 per Common Share on the TSX-V for the 52-week period prior to April 15, 2021 (the last trading day prior to the publication of a voluntary public purchase offer in the German Federal Gazette).

•

100% Liquidity and Certainty of Value. The Offer provides 100% cash consideration for the Common Shares, giving Shareholders certainty of value and immediate liquidity in the face of volatile markets and against a backdrop of historically poor performance with shareholders’ interests being increasingly subordinated and an uncertain future marked by further dilution and going concern considerations. The certainty of the Offer should be weighed against a total shareholder return since inception of nil.

•

The status quo leaves Shareholders with considerable risk. If the Offer is not successful and no competing transaction is made, the Offeror believes it is likely the trading price of the Common Shares will decline to significantly lower levels. Petroteq has never been profitable and currently has limited cash to fund the necessary capital projects and past and near-term debt maturities, which will be a further drain on cash. Equity financing sufficient to repay debt and fund the progress of Petroteq’s business plan, if available, may be significantly dilutive to Shareholders as will convertible security conversion.

•

Project execution and development risk. The Offeror believes that the Offer provides Shareholders with the value inherent in Petroteq’s portfolio of projects, including the oil extraction plant, without the long-term risks associated with the development and execution of those projects.

•

Fully Financed Cash Offer. The Offer is not subject to a financing condition. The Offeror intends to fund the Offer from cash resources available to Viston, who has secured, on a firm, committed basis, up to EUR 420 million to fund the consideration payable for the Common Shares and to complete the transaction.

•	Currency election. The offer is being made in Canadian dollars but Shareholders may elect to receive consideration in U.S. dollars.

•

The Petroteq Board and Management Team Have Driven a Significant Destruction of Shareholder Value. There is considerable risk to Shareholders if the Petroteq Board and management team continue to pursue their standalone strategy. The Petroteq Board and management have, as set out in their public filings disclosures, demonstrated:

•

Inability to Increase Earnings or Achieve Profitability: Petroteq has run at an operating loss since its inception and has been unable to achieve profitability. As at May 31, 2021, August 31, 2020 and August 31, 2019 Petroteq had accumulated a deficit of US$(97,047,409), US$(90,664,349) and US$(81,467,953), respectively and expect to continue to incur increasing expenses in the foreseeable future. Petroteq incurred a net loss of US$(6,383,060) for the nine months ended May 31, 2021 and US$(12,379,067) and US$(15,787,886) as of the years ended August 31, 2020 and August 31, 2019, respectively. Petroteq has incurred net losses for the past four years and has accumulated losses of US$(97,047,409) since its inception and a working capital deficit of US$(12,999,107). Petroteq has also disclosed that due to sustained and substantial operating and net losses, it is possible that it will never be able to sustain or develop the revenue levels necessary to attain profitability.

•

Capital Structure Mismanagement: The result of mismanagement and operational underperformance is a balance sheet that is burdened with nearly US$20 million of total debt coupled with a share deficit of US$(97,047,409). As at May 31, 2021, Petroteq had a working capital ratio of 0.18, which suggests that the company is unable to meet its current liabilities. Furthermore, the working capital is at a deficit of US$(12,999,107) with an expectation to incur more losses. As at May 31, 2021, Petroteq had Options, Warrants and Convertible Debentures exercisable for/convertible into a total of 207,360,625 Common Shares and it has disclosed that it intends to issue further convertible securities and Common Shares in order to finance its operations and development. Further issuance of Common Shares in this way will have a dilutive effect on the percentage ownership held by holders of its Common Shares. Viston believes this is a direct result of several poor strategic capital allocation decisions.

•

Potential for Downward Impact to Common Share Price if Offer Not Accepted. The Offer represents a significant premium to the market price of the Common Shares prior to the Offer. If the Offer is not successful, and no other offer is made for Petroteq, Viston believes it is likely the Common Share price will decline to pre-Offer levels.

•

Minimum Tender Condition. In order for Shareholders to be able to receive the Offer price for their Common Shares, at least 50% + 1 of the issued and outstanding Common Shares on a Fully-Diluted Basis must be deposited under the Offer prior to the expiry of the initial deposit period. Shareholders increase the likelihood of receiving the Offer price by depositing their Common Shares under the Offer prior to the expiry of the initial deposit period.

•	Low Likelihood of a Competing Offer. Viston believes that Petroteq is unlikely to surface a competing offer at a premium to the price being offered by the Offeror.

What are some of the most significant conditions of the Offer?

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on February 7, 2022 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter (which will constitute a “subsequent offering period” under Rule 14d-11 under the U.S. Exchange Act), which include: (i) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, representing more than 50% of the outstanding Common Shares, excluding those Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any person acting jointly or in concert with the Offeror, which is a non-waivable condition; (ii) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, representing at least 50% + 1 of the issued and outstanding Common Shares on a Fully-Diluted Basis; (iii) the Offeror having determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect; and (iv) certain regulatory approvals having been obtained and/or waiting periods expired, as described herein.

See Section 4 of the Offer to Purchase, “Conditions of the Offer” for all of the conditions of the Offer. Furthermore, see Section 14 of the Circular, “Regulatory Matters” for a summary of the principal regulatory approvals required in connection with the Offer. The Offer is not subject to any due diligence, financing or Shareholder approval conditions.

Notwithstanding any other provision of the Offer, but subject to applicable Law, the Offeror will have the right to withdraw the Offer or extend the Offer, and shall not be required to take up and pay for any Common Shares deposited under the Offer, unless the conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, are satisfied or waived at or prior to the Expiry Time.

Does the Offeror believe that the necessary regulatory approvals to complete the Offer will be received?

The Offeror believes that the Offer will receive all requisite regulatory approvals in due course. A summary of the principal regulatory approvals required in connection with the Offer can be found in Section 14 of the Circular, “Regulatory Matters”.

What is the Offeror’s source of funding for the Offer?

The Offeror estimates that, if it acquires all outstanding Common Shares, the total amount required for the purchase of the Common Shares will be approximately $439 million, plus related fees and expenses associated with the Offer. The Offeror will fund this amount from cash resources available to Viston who has secured, on a firm, committed basis, up to EUR 420 million to fund the consideration payable for the Common Shares and to complete the transaction.

See Section 8 of the Circular, “Source of Funds”.

Is the Offeror’s financial condition relevant to my decision to tender my Common Shares in the Offer?

No. The Offeror believes that its financial condition is not material to your decision whether to deposit Common Shares under the Offer because cash is the only consideration that will be paid to you in connection with the Offer and Viston has secured, on a firm, committed basis, up to EUR 420 million to fund the consideration payable for the Common Shares and to complete the transaction.

See Section 8 of the Circular, “Source of Funds”.

Why is the Offeror making the Offer?

The Offeror is making the Offer because it wants to acquire control of, and ultimately acquire all of the Common Shares of, Petroteq. If the conditions of the Offer are satisfied or waived at the Expiry Time and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to and in the same form as the consideration paid by the Offeror per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer.

See Section 6 of the Offer to Purchase, “Purpose of the Offer” and Section 12 of the Circular, “Acquisition of Common Shares Not Deposited”.

How long do I have to decide whether to tender into the Offer?

The Offer is open for acceptance until the Expiry Time, which is 5:00 p.m. (Toronto time) on February 7, 2022, unless the Offeror extends, accelerates or withdraws the Offer in accordance with its terms. The Offeror will not amend the Offer to cause the Expiry Time to occur earlier than the later of 35 days following the date of the Offer or 20 business days following the date of the Offer. If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited and tendered to the Offer for a period of not less than ten days after the date of such announcement. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

Can the Offer be extended or accelerated and, if so, under what circumstances?

Yes. The Offeror may elect, in its sole discretion, to extend the Offer from time to time. If the Offeror takes up any Common Shares under the Offer, the Offer will be extended and remain open for the deposit of Common Shares for not less than ten days from the date on which Common Shares are first taken up. If Petroteq issues a deposit period news release or announces that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror reserves the right to accelerate the Expiry Time and to shorten the initial deposit period to a shorter period consistent with applicable Law.

The initial deposit period under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least the later of 35 days following the date of the Offer or 20 business days following the date of the Offer: (i) if Petroteq issues a deposit period news release in respect of either the Offer or another offeror’s take-over bid that is less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (ii) if Petroteq issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the later of 35 days following the date of the Offer or 20 business days following the date of the Offer. In either case, the Offeror intends to vary the terms of the Offer by shortening the initial deposit period to the shortest possible period consistent with applicable Law.

In accordance with applicable Law, if the Offeror is obligated to take up such Common Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for a mandatory 10-day extension period following the expiry of the initial deposit period and may extend the deposit period after such mandatory 10-day extension period for Optional Extension Periods (which will constitute a “subsequent offering period” under Rule 14d-11 under the U.S. Exchange Act). The Offeror will take up and promptly pay for Common Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

If the Offeror extends or accelerates the Offer, the Offeror will notify the Depositary and publicly announce such extension or acceleration and, if required by applicable Law, mail you a copy of the notice of variation. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

How do I tender my Common Shares?

To accept the Offer you may deliver the certificate(s) representing your Common Shares together with a properly completed and duly executed Letter of Transmittal (printed on YELLOW paper), and all other required documents to the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Detailed instructions are contained in the Letter of Transmittal that accompanies the Offer. See Section 3 of the Offer to Purchase, “Manner of Acceptance — Letter of Transmittal”. Shareholders holding Common Shares in certificated form are advised to contact the Depositary prior to sending their Letter of Transmittal and certificates in order to confirm documentation that will be required to validly accept such tenders. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

If your Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary, you should immediately contact that intermediary for assistance if you wish to accept the Offer or exercise or convert Convertible Securities into Common Shares to accept the Offer in order to take the necessary steps to be able to deposit such securities under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. You must instruct your broker or other intermediary promptly if you wish to tender.

If you wish to deposit your Common Shares under the Offer and the certificates representing such Common Shares are not immediately available, or if the certificates and all other required documents cannot be provided to the Depositary at or prior to the Expiry Time, such Common Shares nevertheless may be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on PINK paper). See Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

You may also accept the Offer by following the procedures for book-entry transfer detailed in the Offer to Purchase and Circular and have your Common Shares tendered by your intermediary through CDS, DTC or Clearstream, as applicable, provided such procedures are completed prior to the Expiry Time.

You should contact the Depositary and Information Agent, or a broker or dealer for assistance in accepting the Offer and in depositing your Common Shares with the Depositary. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.

The Depositary and Information Agent can be contacted within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

Will I have to pay any fees or commissions?

No fee or commission will be payable if you accept the Offer by depositing your Common Shares directly with the Depositary. You should consult your investment advisor, stock broker or other intermediary to determine whether other charges will apply.

When will the Offeror pay for deposited Common Shares?

If all of the conditions of the Offer described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, have been satisfied or waived by the Offeror at or prior to the Expiry Time, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn. Any Common Shares will be taken up immediately after the initial deposit period for the Offer, and the Offeror will promptly pay for Common Shares taken up but in any event not later than two business days after taking up the Common Shares.

In accordance with applicable Law, if the Offeror is obligated to take up such Common Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for a mandatory 10-day extension period following the expiration of the initial deposit period (which will constitute a “subsequent offering period” under Rule 14d-11 under the U.S. Exchange Act) and may extend the deposit period for Optional Extension Periods. The Offeror will take up and promptly pay for Common Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period.

See Section 6 of the Offer to Purchase, “Take-Up of and Payment for Deposited Common Shares”.

Will I be able to withdraw previously tendered Common Shares?

You may withdraw Common Shares you deposit under the Offer at any time: (i) before the Offeror takes up the Common Shares you deposit under the Offer, (ii) if the Offeror does not pay for your Common Shares within two business days after having taken up such Common Shares, and (iii) in certain other circumstances discussed in Section 7 of the Offer to Purchase “Withdrawal of Deposited Common Shares”.

How do I withdraw previously tendered Common Shares?

To withdraw previously tendered Common Shares, you must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 7 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”. The notice must contain the specific information outlined in Section 7 of the Offer to Purchase.

If your stockbroker, dealer, bank or other intermediary has tendered Common Shares on your behalf and you wish to withdraw such Common Shares, you must arrange for such intermediary to timely withdraw such securities.

What does the Petroteq Board think of the Offer?

Under applicable securities Laws, a directors’ circular, or recommendation statement, must be prepared and sent to Shareholders no later than the earlier of 15 days from the date of commencement of the Offer or 10 business days from the date of commencement of the Offer. The directors’ circular must include either: (i) a recommendation to accept or reject the Offer, and the reasons for the board of directors’ recommendation, or (ii) a statement that the board of directors is unable to make or is not making a recommendation and, if no recommendation is made, the reasons for not making a recommendation (including the inability to take a position).

See Section 4 of the Circular, “Background to the Offer” for a description of the proposals Viston made to the Petroteq Board and Petroteq’s rejection of those proposals.

How will Canadian residents and non-residents of Canada be taxed for Canadian income tax purposes?

Generally, a Resident Holder who disposes of Common Shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, less any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the Resident Holder immediately before the disposition. Generally, a Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Common Shares pursuant to the Offer unless at the time of disposition such Common Shares constitute “taxable Canadian property” for the Non-Resident Holder and are not “treaty-protected property”, all within the meaning of the Tax Act.

The foregoing is a very brief summary of certain principal Canadian federal income tax considerations and is qualified in its entirety by Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors for advice concerning the income tax consequences to them of disposing of their Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. Holders of Convertible Securities should consult their own tax advisors having regard to their own personal circumstances.

How will I be taxed for U.S. federal income tax purposes?

Subject to certain “passive foreign investment company” rules, a U.S. Holder that disposes of Common Shares pursuant to the Offer generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (i) the U.S. dollar value of the cash to which the holder is entitled pursuant to the Offer and (ii) the holder’s adjusted tax basis in the Common Shares so disposed. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the disposition of Common Shares pursuant to the Offer, subject to certain limited exceptions.

The foregoing is a very brief summary of certain principal U.S. federal income tax considerations and is qualified in its entirety by Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors for advice concerning the income tax consequences to them of disposing of their Common Shares under the Offer, a Compulsory Acquisition, or a Subsequent Acquisition Transaction. Holders of Convertible Securities should consult their own tax advisors having regard to their own personal circumstances.

If I decide not to tender, how will my Common Shares be affected?

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offer is accepted by holders who in the aggregate hold not less than 90% of the issued and outstanding Common Shares, other than Common Shares held at the date of the Offer by or on behalf of us, or an affiliate or associate of the Offeror (as those terms are defined in the OBCA), and the Offeror acquires or is bound to take up and pay for such Deposited Common Shares under the Offer, the Offeror may, at its option, acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition. If a Compulsory Acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror intends to pursue other means of acquiring the remaining Common Shares not tendered under the Offer pursuant to a Subsequent Acquisition Transaction. If the Offeror proposes a Subsequent Acquisition Transaction, the Offeror intends to cause the Common Shares acquired under the Offer to be voted in favour of such a Subsequent Acquisition Transaction and, to the extent permitted by applicable Law, to be counted as part of any minority approval that may be required in connection with such transaction. The timing and details of such a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. If, after taking up Common Shares under the Offer, the Offeror owns at least 66 and 2/3% of the outstanding Common Shares and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” pursuant to MI 61-101, the Offeror should own sufficient Common Shares to be able to effect a Subsequent Acquisition Transaction. See Section 12 of the Circular, “Acquisition of Common Shares Not Deposited”.

If the Offeror takes up Common Shares under the Offer but is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then Petroteq will continue as a public company and the Offeror will evaluate its alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open markets, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in the Offeror’s ownership of 100% of the Common Shares. Under such circumstances, an amalgamation, arrangement or other transaction to obtain ownership of 100% of the Common Shares would generally require the approval of at least 66 and 2/3% of the votes cast by the Shareholders, and might require approval of a majority of the votes cast by holders of Common Shares other than the Offeror and its affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by us.

In addition, if the Offeror takes up Common Shares under the Offer, the Offeror intends to replace all of the existing members of the Petroteq Board with individuals nominated by the Offeror, which may include individuals currently serving as directors of Viston. The Offeror also intends, subject to the approval of the new Petroteq Board, to replace Petroteq’s senior management.

See Section 6 of the Circular, “Purpose of the Offer”, Section 7 of the Circular, “Effects of the Offer”, and Section 12 of the Circular, “Acquisition of Common Shares not Deposited”.

Will Petroteq continue as a public company?

As indicated above, it is the Offeror’s intention to enter into one or more transactions to enable it to acquire all Common Shares not acquired pursuant to the Offer. If the Offeror is able to complete such a transaction, the Offeror intends to seek to delist the Common Shares from the Listing Markets. For so long as Petroteq has convertible securities outstanding, there may be limitations on its ability to cease to be a reporting issuer and to cease to have public reporting obligations.

If the Offeror takes up Common Shares under the Offer but is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then Petroteq will continue as a public company and the Offeror will evaluate its alternatives. In such circumstances, the Offeror’s purchase of Common Shares under the Offer will have reduced the number of Common Shares that trade publicly, as well as the number of Shareholders, and, depending on the number of Common Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public, which could, in turn, negatively impact Petroteq’s eligibility for listing.

As indicated above, if the Offeror takes up Common Shares under the Offer, the Offeror intends to replace all of the existing members of the Petroteq Board with individuals nominated by the Offeror and, subject to the approval of the new Petroteq Board, to replace Petroteq’s senior management. See “ – If I decide not to tender, how will my Common Shares be affected?”.

Do I have dissent or appraisal rights in connection with the Offer?

No. Shareholders will not have dissent or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Common Shares to the Offer may have rights of dissent in the event the Offeror acquire their Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction.

See Section 12 of the Circular, “Acquisition of Common Shares Not Deposited”.

Who can I call with questions about the Offer or for more information?

You can call the Depositary and Information Agent if you have any questions regarding how to tender Common Shares, if you need assistance regarding the Offer or if you require additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery (which documents will be provided without charge on request and are available on SEDAR at www.sedar.com or from the SEC at www.sec.gov).

Questions and requests should be directed to the following:

The Depositary and Information Agent for the Offer is:

Kingsdale Advisors The Exchange Tower 130 King St W, Suite #2950 Toronto, ON M5X 1K6	North America Toll-Free: 1-866-581-1024 Outside North America: 1-416-867-2272 Email: contactus@kingsdaleadvisors.com

To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.

GLOSSARY

This Glossary forms a part of the Offer to Purchase and Circular. In the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, unless otherwise specified or the subject matter or context is inconsistent therewith, the following terms shall have the meanings set out below, and grammatical variations thereof shall have the corresponding meanings:

“affiliate” in the context of the statutory procedures under the OBCA described in the Offer to Purchase and the Circular, includes any Person or entity that constitutes an affiliate under the OBCA and otherwise includes any Person or entity that constitutes an affiliate within the meaning given to it in NI 62-104;

“Agent’s Message” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance—Acceptance by Book-Entry Transfer”;

“allowable capital loss” has the meaning given to it in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Sale Pursuant to the Offer”;

“Alternative Transaction” means, for Petroteq:

(a)

an amalgamation, merger, arrangement, consolidation, or any other transaction of Petroteq, or an amendment to the terms of a class of equity securities of Petroteq, as a consequence of which the interest of a holder of Common Shares may be terminated without the Shareholder’s consent, regardless of whether the Common Share is replaced with another security, but does not include

(i)

a consolidation of securities that does not have the effect of terminating the interests of Shareholders in Common Shares without their consent, except to an extent that is nominal in the circumstances,

(ii)

a circumstance in which Petroteq may terminate a Shareholder’s interest in the Common Shares, under the terms attached to the Common Shares, for the purpose of enforcing an ownership or voting constraint that is necessary to enable the issuer to comply with legislation, lawfully engage in a particular activity or have a specified level of Canadian ownership, or

(iii)	a transaction solely between or among Petroteq and one or more subsidiaries of Petroteq, or

(b)

a sale, lease or exchange of all or substantially all the property of Petroteq if the sale, lease or exchange is not in the ordinary course of business of the issuer, but does not include a sale, lease or exchange solely between or among Petroteq and one or more subsidiaries of Petroteq;

“associate” has the meaning given to it in NI 62-104;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account at CDS, DTC or Clearstream, as applicable;

“business combination” has the meaning given to it in MI 61-101;

“business day” means any day other than a Saturday, a Sunday or a statutory holiday in any province or territory in Canada and, as used in relation to compliance with any time period required to be observed under the U.S. Exchange Act, any day other than a Saturday, Sunday or federal holiday in the United States, as applicable;

“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“Circular” means the take-over bid circular accompanying and forming part of the Offer;

“Clearstream” means Clearstream Holding AG or its related clearing and service entities.

“Code” has the meaning given to it in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”;

“Common Shares” means the issued and outstanding common shares of Petroteq, including, without limitation, common shares of Petroteq issued on the exercise or conversion of Convertible Securities, and “Common Share” means any one common share of Petroteq;

“Compulsory Acquisition” has the meaning given to it in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Confidentiality Agreement” has the meaning given to it in Section 4 of the Circular, “Background to the Offer”;

“Convertible Debentures” means, collectively, the following:

(i) convertible debenture issued to SBI Investments, LLC on October 15, 2018, with a maturity date of December 15, 2020, with a principal amount of US$184,251 outstanding with a conversion price of US$0.18 per share, such that a total of 1,023,617 common shares would be issued upon conversion;

(ii) convertible debenture issued to SBI Investments, LLC on January 16, 2020, with a maturity date of January 16, 2021, in the principal amount of US$55,000 with a conversion price of US$0.14 per share, such that a total of 392,857 common shares would be issued upon conversion;

(iii) assuming TSX-V approval is obtained, a convertible debenture assigned to Bellridge Capital, LP on September 1, 2020, with a maturity date of October 31, 2021, with a principal amount of US$2,900,000 outstanding with a conversion price of US$0.055 per share, such that a total of 52,727,272 common shares would be issued upon conversion;

(iv) convertible debenture assigned to Bellridge Capital, LP on April 23, 2021 with a maturity date of September 30, 2021, in the principal amount of US$1,400,000 with a conversion price of US$0.048 per share, such that a total of 29,166,667 common shares would be issued upon conversion;

(v) convertible debenture issued to Cantone Asset Management, LLC on July 19, 2019, with a maturity date of October 19, 2020, in the principal amount of US$250,000 with an amended conversion price of US$0.037 per share, such that a total of 6,756,757 common shares would be issued upon conversion;

(vi) convertible debenture issued to Cantone Asset Management, LLC on September 19, 2019, with a maturity date of December 17, 2020, in the principal amount of US$240,000 with an amended conversion price of US$0.037 per share, such that a total of 6,486,487 common shares would be issued upon conversion;

(vii) convertible debenture issued to Cantone Asset Management, LLC on October 14, 2019, with a maturity date of January 14, 2021, with a principal amount of US$40,000 outstanding with an amended conversion price of US$0.037 per share, such that a total of 1,081,081 common shares would be issued upon conversion;

(viii) convertible debenture issued to Cantone Asset Management, LLC on September 23, 2020 with a maturity date of December 23, 2021, in the principal amount of US$300,000 with a conversion price of US$0.055 per share until September 23, 2021 and thereafter US$0.08 per share, such that a total of 5,454,545 common shares could be converted until September 23, 2021, and 3,750,000 common shares could be converted thereafter;

(ix) convertible debenture issued to Cantone Asset Management, LLC on July 1, 2021, with a maturity date of July 1, 2023, in the principal amount of US$300,000 with a conversion price of US$0.12 per share, such that a total of 2,500,000 common shares would be issued upon conversion;

(x) assuming negotiations with the holder have been finalized, convertible debenture issued to Cantone Research Inc. on July 21, 2021, with a maturity date of July 21, 2025, in the principal amount of US$2,500,000 with a conversion price of US$0.12 per share, such that a total of 20,833,333 common shares would be issued upon conversion;

(xi) convertible debenture issued to a private lender on October 29, 2019, with a maturity date of October 29, 2020, in the principal amount of US$200,000 at a conversion price of US$0.18 per share, such that a total of 1,111,111 common shares would be issued upon conversion;

(xii) convertible secured debenture issued to Petroleum Capital Funding LP on November 26, 2019, with a maturity date of November 26, 2023, in the principal amount of US$318,000 with an amended conversion price of US$0.055 per share, such that a total of 5,781,818 common shares would be issued upon conversion (subject to Petroteq’s conversion right if the trading price of common shares on the TSXV is above $0.40 for 20 consecutive trading days, with an average daily volume greater than 1 million shares);

(xiii) convertible secured debenture issued to Petroleum Capital Funding LP on December 4, 2019, with a maturity date of December 4, 2023, in the principal amount of US$432,000 with an amended conversion price of US$0.055 per share, such that a total of 7,854,545 common shares would be issued upon conversion (subject to Petroteq’s conversion right if the trading price of common shares on the TSXV is above $0.40 for 20 consecutive trading days, with an average daily volume greater than 1 million shares);

(xv) convertible secured debenture issued to Petroleum Capital Funding LP on March 30, 2020, with a maturity date of March 30, 2024, in the principal amount of US$471,000 with an amended conversion price of US$0.055 per share, such that a total of 8,563,636 common shares would be issued upon conversion (subject to Petroteq’s conversion right if the trading price of common shares on the TSXV is above $0.40 for 20 consecutive trading days, with an average daily volume greater than 1 million shares);

(xv) assuming TSX-V approval is obtained, a convertible debenture issued to Power Up Lending Group Ltd. on April 21, 2021, with a maturity date of April 21, 2022, in the principal amount of US$92,125 that is convertible at the election of Power Lending Ltd. at a price equal to 75% of the average of the lowest three trading bid prices during the previous fifteen prior trading days, (by way of example, assuming a conversion rate of US$0.15 per share, a total of 614,167 common shares would be issued upon conversion);

(xvi) assuming TSX-V approval is obtained, a convertible debenture issued to Power Up Lending Group Ltd. on May 20, 2021, with a maturity date of May 20, 2022, in the principal amount of US$141,625 that is convertible at the election of Power Lending Ltd. at a price equal to 75% of the average of the lowest three trading bid prices during the previous fifteen prior trading days (by way of example, assuming a conversion rate of US$0.15 per share, a total of 944,166 common shares would be issued upon conversion);

(xvii) assuming TSX-V approval is obtained, a convertible debenture issued to EMA Financial, LLC on July 22, 2020, with a maturity date of April 22, 2021, with principal amount of US$3,120 outstanding at a conversion price of $0.03 per shares, such that a total of 104,000 common shares would be issued upon conversion;

(xviii) convertible debenture issued to an undisclosed institutional investor on July 24, 2021, with a maturity date of July 24, 2023, in the principal amount of $120,000 with a conversion price of $0.12 per share, such that a total of 1,000,000 common shares would be issued upon conversion; and

(xix) assuming TSX-V approval is obtained, a convertible debenture issued to an undisclosed arm’s length lender on July 2, 2021, with a maturity date of July 2, 2022, in the principal amount of US$114,125 that is convertible into common shares based on a discount to the market price of the common shares upon conversion (by way of example, assuming a conversion rate of US$0.15 per share, a total of 760,833 common shares would be issued upon conversion).

“Convertible Securities” means the Options, Warrants and Convertible Debentures that are exercisable or convertible into Common Shares;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Kingsdale Advisors, which can be contacted within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

“Deposited Common Shares” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Dividends and Distributions”;

“deposit period news release” means a news release issued by Petroteq in respect of a proposed or commenced take-over bid for the Common Shares and stating an initial deposit period for the bid of not more than 105 days and not less than 35 days, expressed as a number of days from the date of the bid;

“Dissenting Offeree” has the meaning given to it in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Distributions” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Dividends and Distributions”;

“DOJ” has the meaning given to it in Section 14 of the Circular, “Regulatory Matters”;

“DTC” means The Depository Trust Company or its nominee, which at the date hereof is Cede & Co.;

“Effective Time” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Power of Attorney”;

“Eligible Institution” means a Canadian Schedule I chartered bank, or an eligible guarantor institution with membership in an approved Medallion signature guarantee program, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Medallion Signature Program (MSP);

“Expiry Time” means 5:00 p.m. (Toronto time) on February 7, 2022, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”;

“Extended Offeror Group” has the meaning given to it in Section 9 of the Circular, “Ownership and Trading in Securities of Petroteq”;

“Frankfurt Exchange” means the Deutsche Börse AG’s Frankfurt Stock Exchange;

“FTC” has the meaning given to it in Section 14 of the Circular, “Regulatory Matters”;

“Fully-Diluted Basis” has the meaning given with respect to the number of issued and outstanding Common Shares at any time, the number of Common Shares that would be issued and outstanding if all Convertible Securities, whether vested or unvested, were exercised or converted;

“Holder” has the meaning given to it in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“HSR Approval” means that any waiting period, and any extension thereof, applicable to the completion of the transactions contemplated by the Offer under the HSR Act shall have expired or been terminated and that neither the FTC nor the DOJ shall have commenced proceedings under an applicable antitrust statute to prevent the consummation of the transaction contemplated by the Offer under the HSR Act that have not been resolved;

“Information Agent” means Kingsdale Advisors, which can be contacted within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com;

“initial deposit period” means the period, including, without limitation, any extension, during which securities may be deposited under a take-over bid but does not include the mandatory 10-day extension period or an Optional Extension Period, which initial deposit period will be 105 days as it may be shortened in accordance with applicable Law.

“insider” has the meaning given to it in the Securities Act;

“Investment Canada Act” means the Investment Canada Act (Canada), as amended.

“Investment Canada Act Clearance” or “ICA Clearance” means: either: (a) no notice has been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act within the prescribed period or, (b) if notice has been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act, then either the Minister under the Investment Canada Act shall have sent to the Offeror a notice under paragraph 25.2(4)(a) or paragraph 25.3(6)(b) of the Investment Canada Act, or the Governor in Council shall have issued an order under paragraph 25.4(1)(b) of the Investment Canada Act authorizing the transactions contemplated by the Offer.

“IRS” has the meaning given to it in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”;

“Key Regulatory Approvals” means HSR Approval and ICA Clearance;

“Laws” means any applicable laws, including, without limitation, international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, policies, directives or other requirements of any Regulatory Authority having the force of law and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal in the form accompanying the Offer (printed on YELLOW paper);

“Listing Markets” means the TSX-V, the OTC Market and the Frankfurt Exchange;

“mandatory 10-day extension period” has the meaning given to it in Section 6 of the Offer to Purchase, “Take-up and Payment for Deposited Common Shares”;

“Material Adverse Effect” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, (i) is, or could reasonably be expected to be, material and adverse to the assets, liabilities (whether absolute, accrued, conditional or otherwise and including, without limitation, any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, financial condition, prospects, rights or status for tax purposes of Petroteq, its subsidiaries and its material joint ventures, taken as a whole, (ii) could reasonably be expected to reduce the anticipated economic value to the Offeror and/or Viston of the acquisition of the Common Shares or make it inadvisable for, or impair the ability of, the Offeror and/or Viston to proceed with the Offer and/or with taking up and paying for Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction, or (iii) could, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, be material and adverse to the Offeror or any of its affiliates, including Viston, or which could limit, restrict or impose limitations or conditions on the ability of the Offeror or any of its affiliates, including Viston, to own, operate or effect control over Petroteq or any material portion of the business or assets of Petroteq or its subsidiaries or material joint ventures or would compel the Offeror or any of its affiliates, including Viston, to dispose of or hold separate any material portion of the business or assets of Petroteq or its subsidiaries or material joint ventures;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“Minimum Tender Condition” has the meaning given to it in Section 4 of the Circular, “Conditions of the Offer”;

“Minister” means the Minister of Innovation, Science and Industry and/or other Ministers responsible for the Investment Canada Act.

“NI 62-104” means National Instrument 62-104 — Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Non-Resident Holder” has the meaning given to it in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations – Shareholders Not Resident in Canada”;

“Non-U.S. Holder” has the meaning given to it in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer (printed on PINK paper);

“OBCA” means the Business Corporations Act (Ontario), and the regulations thereunder, as amended from time to time;

“Offer” means the offer to purchase Common Shares made hereby to the Shareholders pursuant to the terms and subject to the conditions set out herein;

“Offer to Purchase and Circular” means the Offer to Purchase and the Circular, including, without limitation, the Questions and Answers About the Offer, the Summary and the Glossary;

“Offeror” means 2869889 Ontario Inc., a corporation incorporated under the OBCA and an indirect, wholly-owned subsidiary of Viston;

“Offeror Group” has the meaning given to it in Section 9 of the Circular, “Ownership and Trading in Securities of Petroteq”;

“Offeror’s Notice” has the meaning given to it in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Optional Extension Period” has the meaning given to it in Section 6 of the Offer to Purchase, “Take-up and Payment for Deposited Common Shares”;

“Options” means the options to acquire Common Shares granted pursuant to the Stock Option Plan;

“Ordinary Course” means, with respect to an action taken by Petroteq or any of its subsidiaries, that such action is consistent with past practices of Petroteq and is taken in the ordinary course of the normal day-to-day operations of Petroteq; provided however that (i) the issuance of any new securities by Petroteq, including convertible securities, shall not be considered Ordinary Course, and (ii) the licensing or any other disposition of Petroteq’s technology shall not be considered Ordinary Course;

“OTC Market” means the OTC Markets Group Inc.’s Pink Open Market;

“Participant” has the meaning given to it in Section 3 of the Circular, “Certain Information Concerning Securities of Petroteq”;

“Person” includes an individual, a corporation, a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“Petroteq” means Petroteq Energy Inc., a corporation existing under the OBCA;

“Petroteq Board” means the board of directors of Petroteq;

“PFIC” has the meaning given to it in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations – Consequences to U.S. Holders – Disposition of Common Shares Pursuant to the Offer”;

“Proposed Amendments” has the meaning given to it in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Purchased Securities” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Power of Attorney”;

“Regulatory Authority” means:

(a)

any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) or taxing authority thereof, or any ministry or department or agency of any of the foregoing;

(b)	any self-regulatory organization or stock exchange, including, without limitation, the Listing Markets;

(c)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(d)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies;

“Resident Holder” has the meaning given to it in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada”;

“SEC” means the United States Securities and Exchange Commission.

“Second Request” has the meaning given to it in Section 14 of the Circular, “Regulatory Matters”;

“Securities Act” means the Securities Act (Ontario), as amended from time to time;

“Securities Regulatory Authorities” means the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada and the SEC;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval website at www.sedar.com;

“Shareholders” means, collectively, the holders of Common Shares, and “Shareholder” means any one holder of Common Shares;

“Statutory Minimum Condition” has the meaning given to it in Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“Stock Option Plan” means Petroteq’s stock option plan as adopted by the shareholders of Petroteq at the annual and special meeting held on December 13, 2019, as amended from time to time;

“Subsequent Acquisition Transaction” has the meaning given to it in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”;

“subsidiary” means, with respect to a Person, a Person that is controlled directly or indirectly by another Person, and includes a subsidiary of that subsidiary. For the purpose of the Offer to Purchase and Circular, a Person (the first Person) is deemed to control another Person (the second Person) if: (a) if the first Person or company, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person or company carrying votes which, if exercised, would entitle the first Person or company to elect a majority of the directors of the second Person or company, unless the first Person or company holds the voting securities only to secure an obligation; (b) if the second Person or company is a partnership, other than a limited partnership, and the first Person or company holds more than 50% of the interests of the partnership; or (c) if the second Person or company is a limited partnership and the general partner of the limited partnership is the first Person or company;

“take up”, in reference to Common Shares, means to accept such Common Shares for payment by giving written notice of such acceptance to the Depositary and “take-up”, “taking up” and “taken up” have corresponding meanings;

“taxable capital gain” has the meaning given to it in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Sale Pursuant to the Offer”;

“Tax Act” has the meaning given to it in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Treasury Regulations” has the meaning given to it in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”;

“TSX-V” means the TSX Venture Exchange;

“US$” means United States dollars;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Holder” has the meaning given to it in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Viston” means Viston United Swiss AG, the ultimate parent of the Offeror; and

“Warrants” means, collectively, the following:

(i) warrant issued to Cantone Asset Management LLC with an expiry date of July 1, 2023, at an exercise price of $0.12 per share, such that a total of 2,500,000 common shares are issuable if the warrant is exercised prior to expiring;

(ii) warrant issued to a private lender with an expiry date of January 26, 2023, at an exercise price of $0.0562 per share, such that a total of 2,669,039 common shares are issuable if the warrant is exercised prior to expiring;

(iii) warrant issued to Cantone Research Inc. with an expiry date of July 21, 2025, at an exercise price of $0.12 per share, such that a total of 20,833,333 common shares are issuable if the warrant is exercised prior to expiring;

(iv) broker warrant issued to Cantone Research Inc. with an expiry date of July 21, 2025, at an exercise price of $0.12 per share, such that a total of 5,208,333 common shares are issuable if the warrant is exercised prior to expiring;

(v) broker warrant issued to Cantone Research Inc. with an expiry date of July 27, 2025, at an exercise price of $0.12 per share, such that a total of 260,416 common shares are issuable if the warrant is exercised prior to expiring;

(vi) warrant issued to a private lender with an expiry date of January 26, 2023, at an exercise price of $0.0562 per share, such that a total of 444,839 common shares are issuable if the warrant is exercised prior to expiring;

(vii) warrant issued to Rijtec Enterprises Limited Pension Scheme with an expiry date of January 26, 2023, at an exercise price of $0.0562 per share, such that a total of 206,903 common shares are issuable if the warrant is exercised prior to expiring;

(viii) warrant issued to Stirling Bridge Resources with an expiry date of January 26, 2023, at an exercise price of $0.0562 per share, such that a total of 569,395 common shares are issuable if the warrant is exercised prior to expiring;

(ix) warrant issued to an undisclosed investor with an expiry date of July 24, 2023, at an exercise price of $0.12 per share, such that a total of 833,333 common shares are issuable if the warrant is exercised prior to expiring;

(x) warrants issued to various subscribers with an expiry date of July 27, 2023, at an exercise price of $0.12 per share, such that a total of 17,874,996 common shares are issuable if the warrants are exercised prior to expiring;

(xi) compensation options issued to dealers and finders with an expiry date of July 27, 2023 for 316,666 options and an expiry date of July 27, 2025 for 5,468,749 options, at an exercise price of $0.12 per share, such that a total of 5,785,415 common shares are issuable if the options are exercised prior to expiring;

(xii) assuming Petroteq Board and TSX-V approval are obtained, a warrant issued to an unnamed subscriber with an expiry date of August 12, 2023, at an exercise price of $0.12 per share, such that a total of 6,250,000 common shares are issuable if the warrant is exercised prior to expiring;

(xiii) warrant issued to Petroleum Capital Funding LP with an expiry date of November 26, 2023, at an exercise price of $0.055 per share, such that a total of 1,558,730 common shares are issuable if the warrant is exercised prior to expiring;

(xiv) broker warrant issued to an undisclosed broker with an expiry date of November 26, 2023, at an exercise price of $0.17 per share, such that a total of 124,500 common shares are issuable if the broker warrant is exercised prior to expiring;

(xv) warrant issued to Petroleum Capital Funding LP with an expiry date of December 4, 2023, at an exercise price of $0.055 per share, such that a total of 2,117,520 common shares are issuable if the warrant is exercised prior to expiring;

(xvi) broker warrant issued to an undisclosed broker with an expiry date of December 4, 2023, at an exercise price of $0.17 per share, such that a total of 169,200 common shares are issuable if the broker warrant is exercised prior to expiring.

(xvii) warrant issued to Petroleum Capital Funding LP with an expiry date of March 30, 2024, at an exercise price of $0.055 per share, such that a total of 4,906,250 common shares are issuable if the warrant is exercised prior to expiring;

(xviii) broker warrant issued to an undisclosed broker with an expiry date of March 30, 2024, at an exercise price of $0.17 per share, such that a total of 392,500 common shares are issuable if the broker warrant is exercised prior to expiring;

(xix) warrant issued to an undisclosed lender with an expiry date of January 20, 2025, at an exercise price of $0.14 per share, such that a total of 151,785 common shares are issuable if the warrant is exercised prior to expiring; and

(xx) warrant issued to Alpha Capital Anstalt with an expiry date of November 6, 2025, at an exercise price of $0.0562 per share, such that a total of 4,448,399 common shares are issuable if the warrant is exercised prior to expiring.

OFFER TO PURCHASE

The accompanying Circular, which is incorporated into and forms part of the Offer to Purchase, contains important information that should be read carefully before making a decision with respect to the Offer. Unless the context otherwise requires, terms used but not defined in the Offer to Purchase have the respective meanings given to them in the accompanying Glossary.

October 25, 2021

TO:	THE HOLDERS OF COMMON SHARES OF PETROTEQ

1.	The Offer

The Offeror hereby offers to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares (other than Common Shares owned by the Offeror or any of its affiliates) and any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time upon the exercise, exchange or conversion of Options, Warrants, Convertible Debentures or other convertible securities, at a price of $0.74 in cash per Common Share.

The Offer is being made only for Common Shares and is not made for any Options, Warrants, Convertible Debentures or other convertible securities. Holders of Options, Warrants, Convertible Debentures or other convertible securities who wish to accept the Offer must, to the extent permitted by the terms of the security and applicable Law, exercise, exchange or convert such convertible securities in order to obtain certificate(s) representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such convertible securities will have the certificates representing the Common Shares received on such exercise, exchange or conversion available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The cash consideration under the Offer represents a 279.49% premium based on the closing price of $0.195 per Common Share on the TSX-V on August 6, 2021 (the last trading day prior to the announcement by Petroteq of the cease trade order issued by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares). The Offer also represents a premium of 1031.75% to the volume weighted average trading price of $0.065 per Common Share on the TSX-V for the 52-week period prior to April 15, 2021 (the last trading day prior to the publication of a voluntary public purchase offer in the German Federal Gazette).

The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

All amounts payable under the Offer will be paid in Canadian dollars. However, a Shareholder can elect to receive payment in U.S. dollars by checking the appropriate box in the Letter of Transmittal, in which case such Shareholder will have acknowledged and agreed that, in respect of the cash payment under the Offer, the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary at its typical banking institution on the date the funds are converted.

Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Shareholders who do not deposit their Common Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limitation, the right to seek judicial determination of the fair value of their Common Shares. See Section 12 of the Circular, “Acquisition of Common Shares Not Deposited”.

Shareholders should contact the Depositary and Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary. The Depositary and Information Agent can be contacted within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

2.	Time for Acceptance

The Offer is open for acceptance from the date of the Offer until 5:00 p.m. (Toronto time) on February 7, 2022 or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by the Offeror. The Offeror will not amend the Offer to cause the Expiry Time to occur earlier than the later of 35 days following the date of the Offer or 20 business days following the date of the Offer. If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited and tendered to the Offer for a period of not less than ten days after the date of such announcement. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

3.	Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering to the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal (printed on YELLOW paper) accompanying the Offer, so as to be received at or prior to the Expiry Time:

(a)	certificate(s) representing the Common Shares in respect of which the Offer is being accepted;

(b)

a Letter of Transmittal in the form accompanying the Offer, properly completed and executed in accordance with the instructions set out in the Letter of Transmittal (including signature guarantee if required); and

(c)	all other documents required by the terms of the Offer and the Letter of Transmittal.

Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

Participants in CDS, DTC or Clearstream should contact the depository with respect to the deposit of their Common Shares under the Offer. The Offeror understands that CDS and DTC will be issuing instructions to their participants as to the method of depositing such Common Shares under the terms of the Offer. The Offeror understands that Clearstream will be issuing instructions to its participants based on instructions Clearstream receives from its Canadian custodian, which is a CDS participant.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary (except that no guarantee is required for the signature of a depositing Shareholder which is an Eligible Institution) if it is signed by a person other than the registered owner(s) of the Common Shares being deposited, or if the Common Shares not purchased are to be returned to a person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of Petroteq, or if payment is to be issued in the name of a person other than the registered owner(s) of the Common Shares being deposited. If a Letter of Transmittal is executed by a person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Alternatively, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery set out below under the heading “— Procedure for Guaranteed Delivery” or in compliance with the procedures for book-entry transfers set out below under the heading “— Acceptance by Book-Entry Transfer”.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Common Shares pursuant to the Offer and: (i) the certificate(s) representing such Common Shares is (are) not immediately available; (ii) the Shareholder cannot complete the procedure for book-entry transfer of the Common Shares on a timely basis; or (iii) the certificates and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, such Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)

a properly completed and executed Notice of Guaranteed Delivery (printed on PINK paper) in the form accompanying the Offer, or a manually executed facsimile thereof, including the guarantee of delivery by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time; and

(c)

the certificate(s) representing all Deposited Common Shares, in proper form for transfer, together with a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required), or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to such Deposited Common Shares and, in the case of DTC accounts, a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed (including signature guarantee, if required), or an Agent’s Message in lieu of a Letter of Transmittal, and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal prior to 5:00 p.m. (Toronto time) on the second trading day on the TSX-V after the Expiry Time.

The Notice of Guaranteed Delivery must be delivered by hand or courier or transmitted by facsimile or mailed to the Depositary at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Common Shares and all other required documents to an address or transmission by facsimile to a facsimile number other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-entry transfer will constitute a valid deposit of such Common Shares under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid deposit under and in accordance with the terms of the Offer.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message (as described below) in respect thereof or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary, at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary. Such documents or Agent’s Message should be sent to the Depositary. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Common Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by Clearstream. Clearstream will deliver all such tender instructions to its North American custodians, which in turn will follow the procedures for book-entry transfer established by CDS and DTC. Shareholders who hold their Common Shares in Clearstream should be aware that Clearstream will likely have a deadline for instructions that is earlier than its North American custodians’ internal cut-offs and are encouraged to contact their intermediary immediately for guidance on tendering their Common Shares.

General

The Offer will be deemed to be accepted by a Shareholder only if the Depositary has actually received the requisite documents at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (i) the certificate(s) representing the Common Shares (or, in the case of a book-entry transfer to the Depositary, a Book-Entry Confirmation for the Common Shares), (ii) a Letter of Transmittal, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, or in the case of Common Shares deposited by book-entry transfer, a Book-Entry Confirmation and, in the case of DTC accounts, a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in respect thereof, and (iii) all other documents required by the Letter of Transmittal before 5:00 p.m. (Toronto time) on the second trading day on the TSX-V after the Expiry Time.

The method of delivery of certificates representing Common Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing such documents. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt be obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon actual physical receipt by the Depositary. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its discretion, which determination shall be final and binding to the fullest extent permitted by Law. Depositing Shareholders agree that such determination shall be final and binding to the fullest extent permitted by Law. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Depositary, or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding to the fullest extent permitted by Law.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Under no circumstances will interest accrue or any amount be paid by the Offeror or the Depositary to persons depositing Common Shares by reason of any delay in making payments for Common Shares to any person on account of Common Shares accepted for payment under the Offer.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance in depositing their Common Shares if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Shareholders should contact the Depositary and Information Agent, or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Common Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Common Shares”) and in and to all rights and benefits arising from such Deposited Common Shares including, without limitation, the benefit of any and all dividends, distributions, payments, securities, property or other interests that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Common Shares or any of them on and after the date of the Offer, including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal (or, in the case of Common Shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective at and after the time (the “Effective Time”) that the Offeror takes up the Deposited Common Shares, each director and officer of the Offeror, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney, attorney-in-fact and proxy of the holder of the Deposited Common Shares (which Deposited Common Shares upon being taken up are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”) with respect to such Purchased Securities, with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Shareholder:

(a)

to register or record the transfer and/or cancellation of such Purchased Securities, to the extent consisting of securities, on the appropriate securities registers maintained by or on behalf of Petroteq;

(b)

for so long as any such Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Law), as and when requested by the Offeror, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instruments, authorizations or consents given prior to or after the Effective Time, and to designate in any such instruments, authorizations or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Petroteq;

(c)

to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and

(d)	to exercise any other rights of a Shareholder with respect to such Purchased Securities, all as set out in the Letter of Transmittal.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Common Shares or any Distributions. Such depositing Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Common Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Common Shares are not taken up and paid for under the Offer or are withdrawn in accordance with Section 7 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Petroteq and, except as may otherwise be agreed with the Offeror, not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and agrees to designate or appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred is, to the extent permitted by applicable Law, irrevocable and may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by applicable Law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Formation of Agreement; Shareholder’s Representations and Warranties

The acceptance of the Offer pursuant to the procedures set out above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Common Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal. This agreement includes a representation and warranty by the depositing Shareholder that: (i) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Common Shares and all rights and benefits arising from such Deposited Common Shares including, without limitation, any Distributions; (ii) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Common Shares and any Distributions deposited under the Offer; (iii) the Deposited Common Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Common Shares or Distributions, to any other person; (iv) the deposit of the Deposited Common Shares and Distributions complies with applicable Law; and (v) when the Deposited Common Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions), free and clear of all security interests, liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer, but subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, the Offeror will not take up, purchase or pay for, any Common Shares unless, at 5:00 p.m. (Toronto time) on February 7, 2022 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter, there shall have been validly deposited under the Offer and not withdrawn that number of Common Shares that constitutes more than 50% of the outstanding Common Shares, excluding any Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any person acting jointly or in concert with the Offeror (the “Statutory Minimum Condition”). In the event that the Statutory Minimum Condition is not satisfied, the Offeror will have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The foregoing condition cannot be waived by the Offeror.

In addition, the Offeror will have the right to withdraw the Offer and not take up or pay for any Common Shares deposited under the Offer, unless all of the following additional conditions are satisfied or waived by the Offeror at or prior to 5:00 p.m. (Toronto time) on February 7, 2022 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter:

(a)

there shall have been validly deposited pursuant to the Offer and not withdrawn that number of Common Shares that constitutes at least 50% + 1 of the issued and outstanding Common Shares on a Fully-Diluted Basis (the “Minimum Tender Condition”);

(b)

the Offeror shall have determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect;

(c)

all government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals, clearances or exemptions (including, without limitation, those of any stock exchange or other Securities Regulatory Authorities and the Key Regulatory Approvals), or other third party approvals, that are necessary or desirable, in the Offeror’s reasonable judgment, to complete the Offer and the acquisition of Common Shares, and/or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, or to prevent the occurrence of a Material Adverse Effect as a result of the completion of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction, shall have been obtained or concluded on terms and conditions satisfactory to the Offeror in its reasonable judgment, and/or all regulatory notice, waiting or suspensory periods (including any extensions thereof) in respect of the foregoing shall have expired or been terminated or waived;

(d)

none of Petroteq, its subsidiaries or any of their respective directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity) shall have violated, or be the subject of any allegation or investigation with respect to the violation of, the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Laws prohibiting corruption, bribery or money laundering applicable to Petroteq, its subsidiaries or any of their respective directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity);

(e)

the Offeror shall have determined, in its reasonable judgment, that (i) no act, action, suit or proceeding shall have been threatened, taken or commenced by or before (including in respect of Petroteq’s recent restatements of its financial statements), and no judgment or order shall have been issued by, any domestic or foreign elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity), any governmental agency or regulatory authority or administrative agency or commission in Canada, the United States or elsewhere, any domestic or foreign court, tribunal or other regulatory authority or any other person in any case, whether or not having the force of Law, and (ii) no Law shall have been proposed, enacted, promulgated, amended or applied, in either case: (A) to prevent or challenge the Offer or the Offeror’s ability to maintain the Offer; (B) to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the making of the Offer, the purchase by or the sale to the Offeror of the Common Shares, the right of the Offeror to own or exercise full rights of ownership over the Common Shares, or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction or which could have any such effect; (C) which has had or could have a Material Adverse Effect; (D) which seeks to compel the Offeror or any of its affiliates to dispose of or hold separate any material portion of the business, properties or assets of Petroteq or any of its subsidiaries; or (E) which may make uncertain the ability of the Offeror or its affiliates to complete the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.

(f)

the Offeror shall have determined, in its reasonable judgment, that neither Petroteq nor any of its subsidiaries has taken any action, agreed to take any action, disclosed that it intends to take any action or disclosed any previously undisclosed action taken by any of them, that might make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or complete any Compulsory Acquisition or Subsequent Acquisition Transaction including, without limitation: (i) any purchase, licence, lease or acquisition of an interest in assets other than in the Ordinary Course; (ii) any sale, licence, lease, pledge or disposition of an interest in assets other than sales from operations in the Ordinary Course; (iii) any amendment to their respective articles or by-laws; (iv) any material capital expenditures, except material capital expenditures in respect of which Petroteq or any of its subsidiaries have entered into legally binding agreements to incur in the Ordinary Course as disclosed on or before August 19, 2021; (v) any incurrence of debt or of hedge or similar obligations, other than in the Ordinary Course; (vi) except as may be required by Law, the adoption, establishment or entering into of any new, or material amendment to any existing, employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more of Petroteq’s employees, consultants or directors, the making of grants or awards pursuant to any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Petroteq (other than the making of any grants or awards to the extent required to be made pursuant to any agreement in effect and disclosed on or before August 19, 2021) or making any payment or otherwise altering the terms of any outstanding awards (including, without limitation, Convertible Securities) to provide for a payment or other entitlement that represents a material increase from that disclosed in Petroteq’s public filings; (vii) any release, relinquishment or impairment of, or any threat to, any material contractual rights, leases, licences or other statutory rights; (viii) any guarantee of the payment of any material amount of indebtedness of a third party; (ix) any declaration, payment, authorization of any dividend, distribution or payment of or on any of its securities, other than interest payments on Petroteq’s outstanding indebtedness in the Ordinary Course; (x) any change to the capitalization of Petroteq or any of its subsidiaries, including, without limitation, any issuance, authorization, adoption or proposal regarding the issuance of, or purchase, or proposal to purchase, any Common Shares or convertible securities other than pursuant to the exercise or conversion of the Options, the Warrants or the principal amount of the Convertible Debentures (but not including any exercise by Petroteq pursuant to a prepayment option or conversion right); (xi) any take-over bid or tender offer (including, without limitation, an issuer bid or self-tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of substantially all of its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving Petroteq or any of its subsidiaries; (xii) any material joint venture, other mutual co-operation agreement or distribution agreement; or (xiii) any action or inaction that would have the effect of reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to the Offeror and its successors and assigns in respect of the non-depreciable capital properties owned by Petroteq and its subsidiaries.

(g)

the Offeror shall have determined, in its reasonable judgment, that no covenant, term or condition (individually or in the aggregate) exists in any material license, permit, franchise, instrument or agreement to which Petroteq or any of its subsidiaries is a party or to which it or any of its assets are subject (including without limitation, in respect of Convertible Securities, the Stock Option Plan or any other incentive or similar plan of Petroteq) which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, might: (i) be impaired or otherwise adversely affected, or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately, or after notice or passage of time or both) that might materially reduce the value to it of Petroteq or the Common Shares or might have a Material Adverse Effect; (ii) result in any material liability or obligation of the Offeror, Petroteq or any of their respective affiliates or subsidiaries; (iii) result in any breach or default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such license, permit, franchise, instrument or agreement or any material right or benefit thereunder of Petroteq; (iv) limit any material right or benefit of Petroteq under, or reduce the value, in any material respect, of any such license, permit, franchise, instrument or agreement; or (v) adversely impact or could adversely impact the ability of the Offeror to acquire, redeem or defease any Convertible Securities that have not been converted into, exchanged for or otherwise become Common Shares at the Expiry Time or, to complete the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(h)

the Offeror shall have determined, in its reasonable judgment, that there shall not have occurred or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the Listing Markets; (ii) any extraordinary or material adverse change in the financial, banking or capital markets or in major stock exchange indices in Canada or the United States; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States; (iv) any limitation (whether or not mandatory) by any Regulatory Authority on, or other event that, in the reasonable judgment of the Offeror, might affect the extension of credit by banks or other financial institutions; (v) any material change in currency exchange rates or a suspension or limitation on the markets therefor, (vi) any significant slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease including, but not limited to, the recent COVID-19 viral outbreak; (vii) a commencement of war or armed hostilities or other national or international calamity involving Canada or the United States; or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(i)

neither the Offeror nor any of its affiliates shall have entered into a definitive agreement or an agreement in principle with the Company providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with Petroteq or for the acquisition of securities of Petroteq or for the commencement of a new offer for the Common Shares, pursuant to which the Offeror has determined that the Offer will be terminated;

(j)

Petroteq shall not have adopted or implemented a shareholder rights plan, implemented a change in capital structure of Petroteq, including issuance of any Common Shares or securities convertible into Common Shares, or taken any other action that provides rights to the Shareholders to purchase any securities of Petroteq as a result of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction;

(k)	each of Petroteq and its subsidiaries have carried on their respective businesses in the Ordinary Course at all times on or after August 19, 2021 and prior to the Expiry Time; and

(l)

the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Petroteq with any Securities Regulatory Authority or elsewhere, which the Offeror shall have determined, in its reasonable judgment, when considered either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including, without limitation, any action or inaction by the Offeror giving rise to any such assertions). The Offeror may waive any of the foregoing conditions in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, promptly after giving any such notice, shall issue and file a press release announcing such waiver or withdrawal and shall cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in Section 10 of the Offer to Purchase, “Notices and Delivery”, and shall provide a copy of the aforementioned notice to the TSX-V. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See Section 8 of the Offer to Purchase, “Return of Deposited Common Shares”.

5.	Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until the Expiry Time, subject to extension or variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up any Common Shares under the Offer, the Offer will be extended and remain open for the deposit of Common Shares for not less than ten days from the date on which Common Shares are first taken up (which will constitute a “subsequent offering period” under Rule 14d-11 under the U.S. Exchange Act of 1934).

Subject to the limitations set out below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending or abridging the period during which Common Shares may be deposited under the Offer where permitted by Law).

Under applicable Law, the Offeror is required to allow Common Shares to be deposited under the Offer for an initial deposit period of at least 105 days. The initial deposit period under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least the later of 35 days from the date of the Offer and 20 business days from the date of the Offer: (i) if Petroteq issues a deposit period news release in respect of either the Offer or another offeror’s take-over bid that is less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (ii) if Petroteq issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the later of 35 days from the date of the Offer and 20 business days from the date of the Offer. In either case, the Offeror intends to vary the terms of the Offer by shortening the initial deposit period to the shortest possible period consistent with applicable Law.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied (other than a variation in the terms of the Offer consisting solely of the waiver of a condition in the Offer (other than the Statutory Minimum Condition which is not a waivable condition) and any extension of the Offer, other than an extension in respect of the mandatory 10-day extension period, resulting from the waiver), including any reduction of the period during which Common Shares may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which Common Shares may be deposited under the Offer pursuant to applicable Law, and whether or not that variation results from the exercise of any right contained in the Offer, the Offeror will promptly (a) issue and file a news release to the extent and in the manner required by applicable Law, and (b) send a notice of variation in the manner set out in Section 10 of the Offer to Purchase, “Notices and Delivery”, to every person to whom the Offer is required to be sent under applicable Law and whose Common Shares were not taken up before the date of the variation. If there is a notice of variation, the period during which Common Shares may be deposited under the Offer must not expire before ten days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before ten days after the date of the notice of variation, and the Offeror must not take up Common Shares deposited under the Offer before ten days after the date of the notice of variation. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Petroteq, the TSX-V and the Securities Regulatory Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the variation consists solely of a waiver of a condition, the Offeror will promptly issue and file a news release announcing the waiver.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular or any notice of change or notice of variation that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will promptly (a) issue and file a news release of such change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set out in Section 10 of the Offer to Purchase, “Notices and Delivery”, to every person to whom the Offer was required to be sent and whose Common Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before ten days after the date of the notice of change, and the Offeror must not take up Common Shares deposited under the Offer before ten days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Petroteq, the TSX-V and the Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

During any extension or in the event of any variation of the Offer or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”.

Notwithstanding the foregoing, but subject to applicable Law, the Offeror may not make a variation in the terms of the Offer, other than a variation to extend the time during which Common Shares may be deposited under the Offer or a variation to increase the consideration for the Common Shares, after the Offeror becomes obligated to take up Common Shares deposited under the Offer. If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer, whether or not such Common Shares were taken up before the increase.

6.	Take-Up of and Payment for Deposited Common Shares

If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer” have been satisfied or waived by the Offeror, the Offeror will immediately take up the Common Shares validly deposited under the Offer and not withdrawn. The Offeror will pay for Common Shares taken up under the Offer promptly but in any event not later than two business days after the Common Shares are taken up. In accordance with applicable Law, if the Offeror is obligated to take up such Common Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for an additional period of at least ten days following the expiry of the initial deposit period (the “mandatory 10–day extension period”) and may extend the deposit period after expiration of the mandatory 10-day extension period (“Optional Extension Periods”). The mandatory 10-day extension period and any Optional Extension Periods will constitute a “subsequent offering period” under Rule 14d-11 under the U.S. Exchange Act of 1934. The Offeror will take up and promptly pay for Common Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period.

The Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror gives written notice, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario to that effect. Subject to applicable Law, the Offeror expressly reserves the right, in its sole discretion to, on, or after the Expiry Time, terminate or withdraw the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”, is not satisfied or waived, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer and not withdrawn.

The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making payments for Common Shares.

The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Common Shares under the Offer.

All cash payments under the Offer will be made in Canadian dollars. However, a Shareholder can elect to receive payment in U.S. dollars by checking the appropriate box in the Letter of Transmittal, in which case such Shareholder will have acknowledged and agreed that, in respect of the cash payment under the Offer, the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary at its typical banking institution on the date the funds are converted.

Settlement with each Shareholder who has deposited (and not withdrawn) Common Shares under the Offer will be made by the Depositary issuing or causing to be issued a cheque (except for payments in excess of $25 million, which will be made by wire transfer, as set out in the Letter of Transmittal) payable in Canadian funds or the U.S. dollar equivalent, in the amount to which the person depositing Common Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Common Shares so deposited. Unless the person depositing the Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of Petroteq. Shareholders wanting to pick-up their entitlement cheque should contact the Depositary to make arrangements and must follow COVID-19 protocols in effect. Cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary. However, a broker or other nominee and through whom a Shareholder owns Common Shares may charge a fee to tender any such securities on behalf of the Shareholder. Shareholders should consult their investment advisors, stock brokers or other intermediary to determine whether any charges will apply.

7.	Withdrawal of Deposited Common Shares

Except as otherwise stated in this Section 7 or as otherwise required by applicable Laws, all deposits of Common Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Common Shares validly deposited in acceptance of the Offer may be properly withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the deposited Common Shares have been taken up by the Offeror under the Offer;

(b)

if the deposited Common Shares have not been paid for by the Offeror within two business days (as defined under applicable Canadian securities Laws) after the Common Shares have been taken up by the Offeror under the Offer;

(c)	at any time before the expiration of ten days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in the Offer to Purchase or the Circular, a notice of change or a notice of variation, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than ten days, or a variation consisting solely of a waiver of one or more conditions of the Offer, or both), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Securities Regulatory Authorities) and only if such validly deposited Common Shares have not been taken up by the Offeror at the date of the notice; or

(d)

as required by the U.S. Exchange Act, at any time after 60 days from the commencement of the Offer, provided that the Common Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.

Withdrawals of Common Shares deposited under the Offer must be effected by a written notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof) within the time limits indicated above. Notices of withdrawal: (i) must be made by a method that provides the

Depositary with a written or printed copy, (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Common Shares which are to be withdrawn, and (iii) must specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution.

If Common Shares have been validly deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

A withdrawal of Common Shares validly deposited under the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

Investment dealers, banks, trust companies or other intermediaries may set deadlines for the withdrawal of Common Shares validly deposited under the Offer that are earlier than those specified above. Shareholders should contact their brokers or other intermediaries for assistance. Such nominees or other intermediaries may establish deposit cut-off times that are prior to the Expiry Time. Shareholders must instruct their nominees promptly if they wish to deposit their Common Shares.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There is no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror’s other rights, Common Shares validly deposited under the Offer may, subject to applicable Law, be retained by the Depositary on behalf of the Offeror until such Common Shares are withdrawn by Shareholders in accordance with this Section 7 or pursuant to applicable Laws.

Withdrawals cannot be rescinded and any Common Shares properly withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

In addition to the foregoing rights of withdrawal, Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See Section 21 of the Circular, “Statutory Rights”.

8.	Return of Deposited Common Shares

Any Deposited Common Shares that are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either (i) sending certificates representing the Common Shares not purchased by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Petroteq, or (ii) in the case of Common Shares deposited by book-entry transfer of such Common Shares pursuant to the procedures set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Common Shares will be credited to the depositing holder’s account maintained with intermediaries at CDS or DTC, as applicable.

9.	Changes in Capitalization; Adjustments; Liens

If, on or after the date of the Offer, Petroteq should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, issue any Common Shares, or issue, grant or sell any convertible securities, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

Common Shares and any Distributions acquired under the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Common Shares, whether or not separated from the Common Shares.

If, on or after the date of the Offer, Petroteq should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Common Share, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of the Offeror or its intermediary or transferee on the securities register maintained by or on behalf of Petroteq in respect of Common Shares accepted for purchase under the Offer, then (and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”): (i) in the case of any such cash dividends, distributions or payments that in an aggregate amount do not exceed the purchase price per Common Share payable, the purchase price per Common Share payable by the Offeror pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment, and (ii) in the case of any such cash dividends, distributions or payments that in an aggregate amount exceeds the purchase price per Common Share payable by the Offeror pursuant to the Offer, or in the case of any non-cash dividend, distribution, payment, securities, property, rights, assets or other interests, the whole of any such dividend, distribution, payment, securities, property, rights, assets or other interests (and not simply the portion that exceeds the purchase price per Common Share payable by the Offeror under the Offer), the amount of any excess will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. The Offeror will be entitled to deduct from the consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

The declaration or payment of any such dividend or distribution may have tax consequences not described under Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”. Shareholders should consult their own tax advisors as to the tax consequences of the declaration or payment of any such dividend or distribution.

10.	Notices and Delivery

Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Law, any notice to be given by the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders (and to registered holders of Convertible Securities) at their respective addresses as shown on the register maintained by or on behalf of Petroteq in respect of the Common Shares or Convertible Securities, as the case may be, and, unless otherwise specified by applicable Law, will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Law, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the Listing Markets for dissemination through their facilities, to the extent applicable, (ii) it is published once in the National Edition of The Globe and Mail or The National Post and in Québec, in Le Journal de Montréal or Le Devoir, in French, and in either the New York Times or Wall Street Journal or (iii) it is delivered to

GlobeNewswire or Canada Newswire and Dow Jones News Service for dissemination through their respective facilities.

The Offer to Purchase and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders (and to registered holders of Convertible Securities) by first class mail, postage prepaid, or made in such other manner as is permitted by applicable Law and the Offeror will use its reasonable efforts to furnish such documents to investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Petroteq in respect of the Common Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Common Shares where such listings are received.

These securityholder materials are being sent to both registered and non-registered owners of securities. If you are a non-registered owner, and the Offeror or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at the Toronto, Ontario office of the Depositary specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

11.	Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 10 of the Offer to Purchase, “Notices and Delivery”. Notwithstanding Section 6 of the Offer to Purchase, “Take-Up of and Payment for Deposited Common Shares”, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the Toronto, Ontario office of the Depositary.

12.	Market Purchases and Sales of Common Shares

Other than pursuant to the Offer, the Offeror will not purchase Common Shares at any time at or before the Expiry Time.

Although the Offeror has no present intention to sell Common Shares taken up under the Offer, the Offeror reserves the right to make or enter into agreements, commitments or understandings at or prior to the Expiry Time to sell any of such Common Shares after the Expiry Time, subject to applicable Law and to compliance with Section 2.7(2) of NI 62-104. For the purposes of this Section 12, the “Offeror” includes any person acting jointly or in concert with the Offeror.

13.	Other Terms of the Offer

(a)

The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

(b)

The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment under the Offer.

(c)

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

(d)

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror or the Depositary and Information Agent for the purposes of the Offer.

(e)

The provisions of the Questions and Answers About the Offer, the Glossary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

(f)

The Offeror, in its sole discretion, shall be entitled, to the fullest extend permitted by applicable Law, to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Common Shares.

(g)

The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

(h)

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Common Shares or any particular Shareholder. There shall be no duty or obligation of the Offeror, the Depositary and Information Agent, or any other person to give notice of any defect or irregularity in the deposit of Common Shares or in any notice of withdrawal and, in each case, no liability shall be incurred or suffered by any of them for failure to give such notice.

DATED: October 25, 2021.

2869889 ONTARIO INC.
By: (signed) “Zbigniew Roch”
Chief Executive Officer

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the U.S. Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, Petroteq is required to file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14d-9, setting forth the position of Petroteq’s board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within 10 business days of the date of the Offer and Circular. Shareholders will be able to obtain copies of such documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to the Depositary and Information Agent, Kingsdale Advisors, The Exchange Tower, 130 King St W, Suite #2950, Toronto, Ontario, M5X 1K6, Canada, Telephone IN North America Toll-Free: 1-866-581-1024.

CIRCULAR

This Circular is furnished in connection with the accompanying Offer to Purchase dated October 25, 2021 to purchase all of the issued and outstanding Common Shares of Petroteq. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including, without limitation, details as to payment and withdrawal rights. Unless the context otherwise requires, terms used but not defined in the Circular have the respective meanings given to them in the accompanying Glossary.

No securities tendered to the Offer will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities laws and extend the Offer for an additional minimum period of ten days to allow for further deposits of securities.

Unless otherwise indicated, the information concerning Petroteq contained in the Offer to Purchase and Circular has been taken from or is based solely upon publicly available documents and records on file with Securities Regulatory Authorities and other public sources available at the time of the Offer. Although the Offeror and Viston have no knowledge that would indicate that any statements contained herein and taken from or based on such information are untrue or incomplete, none of the Offeror, Viston or any of their respective officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Petroteq to disclose events or facts that may have occurred or that may affect the significance or accuracy of any such information but that are unknown to the Offeror. Unless otherwise indicated, information concerning Petroteq is given as of August 19, 2021.

1.	The Offeror

The Offeror was incorporated under the OBCA on September 28, 2021 for the sole purpose of entering into a transaction to acquire 100% of the issued and outstanding common shares of Petroteq and is an indirect, wholly-owned subsidiary of Viston, which is a Swiss company limited by shares (AG) established in 2008 under the laws of Switzerland. The Offeror’s registered office is located at 100 King Street West, Suite 1600, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1G5. The registered and head office of Viston is located at Haggenstreet 9, 9014 St. Gallen, Switzerland. The principal executive offices of Viston and the Offeror are located at Haggenstreet 9, 9014 St. Gallen, Switzerland and the telephone number is +49 7136 9918888. The sole director and officer of Viston is Mr. Zbigniew Roch. Mr. Roch holds all of the issued and outstanding capital stock of Viston.

Viston was created to invest in renewable energies and clean technologies, as well as in the environmental protection industry. Viston aims to foster innovative technologies, environmentally-friendly and clean fossil fuels and to help shape the future of energy. Since October 2008, Viston has undertaken its research, development and transfer initiatives in Saint Gallen, Switzerland. Viston has been working to optimize and adapt these technologies to current market requirements to create well-engineered products. Viston’s work also includes the determination of technical and economic risks, as well as the search for financing opportunities.

2.	Petroteq

Petroteq was formed under the OBCA pursuant to an amalgamation on December 12, 2012 and is the corporate successor of MCW Energy Group Limited, which changed its jurisdiction of governance by continuing from the Province of New Brunswick into the Province of Ontario. On May 5, 2017, MCW Energy Group Limited changed its name to “Petroteq Energy Inc.” pursuant to articles of amendment filed.

Petroteq’s registered office is located at Suite 6000, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1E2, Canada and its principal executive office is located at 15315 W. Magnolia Blvd, Suite 120, Sherman Oaks, California 91403, USA and its telephone number at this location is (800) 979-1897.

Petroteq is a holding company that is engaged in various aspects of the oil and gas industry, and primarily focuses on the development and implementation of proprietary oil sands mining and processing technology to recover oil from surface mined bitumen deposits. Petroteq Energy CA, Inc., a California corporation, conducts Petroteq’s oil sands extraction business through two wholly owned operating companies, Petroteq Oil Sands Recovery, LLC, a Utah limited liability company, which is engaged in a tar sands mining and oil processing operation, using a closed-loop solvent based extraction system that recovers bitumen from surface mining to produce crude oil and hydrocardon products, and TMC Capital, LLC, a Utah limited liability company.

3.	Certain Information Concerning Securities of Petroteq

Share Capital of Petroteq

Petroteq is authorized to issue an unlimited number of Common Shares without nominal or par value. Subject to the special rights, conditions, restrictions and limitations attaching to any preferred shares, holders of Common Shares are entitled to: (i) receive notice of any meetings of the shareholders of Petroteq, and attend and cast one vote per Common Share at all such meetings, (ii) receive such dividends, if any, as and when declared by Petroteq’s Board at its discretion from funds legally available; and (iii) upon the liquidation, dissolution or winding up of Petroteq, receive the remaining property of the company.

The Offer is being made only for Common Shares and is not made for any Options, Warrants or Convertible Debentures or other convertible securities.

Petroteq is authorized to issue an unlimited number of preferred shares without nominal or par value in one or more series without shareholder approval. Holders of preferred shares are entitled, on the liquidation or dissolution of the company, whether voluntary or involuntary, or on any other distribution of its assets among its shareholders for the purpose of winding up its affairs, to receive, before any distribution is made to the holders of common shares or any other shares of the company ranking junior to the preferred shares with respect to repayment of capital (on such events) the amount paid with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon, which for such purpose shall be calculated as if such dividends were accruing on a day-to-day basis up to the date of such distribution, whether or not earned or declared, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to the holders of preferred shares of the amounts payable to them, they are no longer entitled to share in any further distribution of the property or assets of the company except as specifically provided in the special rights and restrictions attached to any particular series. Except for rights relating to the ejection of directors on a default in payment of dividends as may be attached to any series of preferred shares by the directors, holders of preferred shares are not entitled to receive notice of or attend or vote at any general meeting of the shareholders of the company.

Based solely on information contained in Petroteq’s notes to its unaudited condensed consolidated financial statements for the nine months ended May 31, 2021 (as filed on SEDAR on August 19, 2021), as of May 31, 2021:

a)	485,554,914 Common Shares were issued and outstanding;

b)	38,157,987 Common Shares were issuable upon the exercise of share purchase warrants;

c)	7,250,000 Common Shares were issuable upon the exercise of stock options; and

d)	161,952,638 Common Shares were issuable upon the conversion of convertible securities.

Based solely on the cover page of Petroteq’s Form 10-Q for the quarterly period ended May 31, 2021 (as filed on SEDAR on August 19, 2021) (the “Form 10-Q”), since May 31, 2021 a number of Common Shares have been issued such that the number of Common Shares outstanding as of August 13, 2021 was 554,351,270. This did not appear to include 1,681,488 Common Shares that were still to be issued pursuant to a transaction that took place on July 6, 2021 or 6,250,000 Common Shares that were issuable pursuant to a transaction that took place on August 12, 2021 that was still subject to Petroteq Board and TSX-V approval, each as disclosed in the Form 10-Q. Assuming these issuances, there would have been 562,282,758 Common Shares outstanding as of August 13, 2021.

Since August 19, 2021, Petroteq has issued two press releases which include updates on its outstanding securities (the “Press Releases”). On October 7, 2021, Petroteq disclosed that it estimates that it has issued a total of 54,370,814 Common Shares without TSX-V approval and estimates that of those, 50,033,842 Common Shares were issued at share prices below what the TSX-V generally approves for convertible securities. Petroteq indicated that while it was making the necessary submissions with the TSX-V for the relevant transactions, they may not all be accepted for approval by the TSX-V and as a condition of reinstatement to trading on the TSX-V Petroteq may need to take remedial action to bring the transactions into compliance. On October 19, 2021, Petroteq issued a further press release regarding a debt conversion transaction that would see Petroteq issue an additional 2,010,521 Common Shares, subject to Petroteq Board and TSX-V approval.

Based on the Form 10-Q and the Press Releases, regardless of Petroteq Board or TSX-V approval, assuming the exercise or conversion of all Convertible Securities (including, without limitation, any “out-of-the-money” Convertible Securities), the Offeror estimates that, approximately 800 million Common Shares could be subject to the Offer, as the issued and outstanding Common Shares on a Fully-Diluted Basis.

Trading in Petroteq’s Securities

The Common Shares are traded on the TSX-V under the symbol “PQE”, on the OTC Market under the symbol “PQEFF”, and on the Frankfurt Exchange under the symbol “PQCF”.

On August 6, 2021 (the last trading day prior to the announcement by Petroteq of the cease trade order issued by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares), the closing price of the Common Shares on the TSX-V was $0.195. The following tables set forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Common Shares on each of the TSX-V, the OTC Market and the Frankfurt Exchange.

Monthly Price Range and Trading Volumes for the Previous Two-Year Period – TSX-V

	High ($)	Low ($)	Volume (#)
2019
July 2019	0.335	0.205	1,839,311
August 2019	0.265	0.175	3,121,767
September 2019	0.40	0.225	4,720,500
October 2019	0.26	0.21	2,725,234
November 2019	0.28	0.20	8,340,836
December 2019	0.23	0.16	7,118,670
2020
January 2020	0.17	0.12	4,942,878
February 2020	0.14	0.075	6,208,940
March 2020	0.14	0.03	6,864,335
April 2020	0.08	0.04	1,474,056
May 2020	0.09	0.04	2,717,854
June 2020	0.05	0.04	4,580,115
July 2020	0.08	0.04	7,265,350
August 2020	0.135	0.065	4,696,247
September 2020	0.14	0.05	3,730,144
October 2020	0.11	0.055	4,603,279
November 2020	0.11	0.045	9,177,895
December 2020	0.09	0.055	6,362,927
2021
January 2021	0.085	0.055	3,564,921
February 2021	0.085	0.06	7,791,387
March 2021	0.085	0.055	15,249,401
April 2021	0.07	0.055	10,729,166

May 2021	0.27	0.05	62,342,827
June 2021	0.295	0.13	67,901,618
July 2021	0.20	0.11	50,824,431
Up to August 2021	0.21	0.16	12,312,074

Quarterly Price Range and Trading Volumes – TSX-V

	High ($)	Low ($)	Volume (#)
2019
July – September	0.40	0.175	9,681,578
October – December	0.28	0.16	18,184,740
2020
January – March	0.17	0.03	18,016,153
April – June	0.09	0.04	8,772,025
July – September	0.135	0.04	15,691,741
October – December	0.11	0.045	20,144,101
2021
January – March	0.085	0.055	26,605,709
April – June	0.295	0.05	140,973,611
July – September	0.21	0.11	7,265,350

Note that trading data is available for Petroteq only up to August 2021 as a result of the cease trade order issued by the Ontario Securities Commission on August 6, 2021.

Source: TSX-V Market Data

Monthly Price Range and Trading Volumes for the Previous Two-Year Period – OTC Market

	High (US$)	Low (US$)	Volume (#)
2019
July 2019	0.27	0.152	3,913,100
August 2019	0.20	0.112	5,310,700
September 2019	0.338	0.16	5,783,100
October 2019	0.248	0.149	4,512,800
November 2019	0.236	0.156	8,307,100
December 2019	0.223	0.117	4,362,000
2020
January 2020	0.193	0.084	4,388,100
February 2020	0.13	0.057	6,809,400
March 2020	0.103	0.022	14,304,400
April 2020	0.091	0.025	2,424,200
May 2020	0.055	0.027	20,171,400
June 2020	0.038	0.022	27,226,700
July 2020	0.06	0.018	12,618,600
August 2020	0.095	0.041	8,384,600
September 2020	0.112	0.038	10,562,300
October 2020	0.10	0.036	7,501,000
November 2020	0.08	0.033	17,844,200
December 2020	0.07	0.043	14,063,700
2021
January 2021	0.071	0.043	16,456,900
February 2021	0.064	0.045	28,072,400

March 2021	0.072	0.044	36,534,400
April 2021	0.062	0.043	17,980,100
May 2021	0.179	0.036	111,330,400
June 2021	0.25	0.107	88,919,700
July 2021	0.163	0.085	50,867,400
August 2021	0.195	0.125	39,054,900
September 2021	0.16	0.071	61,968,800
October (through October 22, 2021)	0.16	0.09	39,045,072

Quarterly Price Range and Trading Volumes – OTC Market

	High (US$)	Low (US$)	Volume (#)
2019
July – September	0.338	0.112	15,006,900
October – December	0.248	0.117	17,181,900
2020
January – March	0.193	0.022	25,501,900
April – June	0.091	0.022	49,822,300
July – September	0.112	0.018	31,565,500
October – December	0.10	0.043	39,408,900
2021
January – March	0.072	0.044	81,063,700
April – June	0.25	0.107	218,230,200
July – September	0.195	0.071	151,891,100
October (through October 22, 2021)	0.16	0.09	39,045,072

Source: OTC Market Data

Monthly Price Range and Trading Volumes for the Previous Two-Year Period – Frankfurt Exchange

	High (EUR)	Low (EUR)	Volume (#)
2019
July 2019	0.222	0.1198	94,347
August 2019	0.1828	0.12	33,938
September 2019	0.296	0.1514	24,300
October 2019	0.18	0.1186	36,600
November 2019	0.1916	0.1282	84,080
December 2019	0.1666	0.1126	171,388
2020
January 2020	0.13	0.69	211,060
February 2020	0.109	0.0519	64,600
March 2020	0.0746	0.0092	579,805
April 2020	0.0525	0.025	19,506
May 2020	0.0464	0.0229	12,953
June 2020	0.04	0.0132	282,222
July 2020	0.036	0.0129	130,040
August 2020	0.087	0.0281	358,025
September 2020	0.097	0.0282	40,000
October 2020	0.066	0.0285	185,100
November 2020	0.0512	0.032	4,160
December 2020	0.061	0.025	180,580

2021
January 2021	0.055	0.0284	249,300
February 2021	0.0554	0.032	168,440
March 2021	0.0624	0.032	301,867
April 2021	0.05	0.03	131,050
May 2021	0.1655	0.027	3,352,926
June 2021	0.24	0.09	5,942,808
July 2021	0.14	0.0676	3,136,615
Up to August 2021	0.1535	0.11	1,238,976

Quarterly Price Range and Trading Volumes – Frankfurt Exchange

	High (EUR)	Low (EUR)	Volume (#)
2019
July – September	0.296	0.1198	152,585
October – December	0.1916	0.1126	292,068
2020
January – March	0.13	0.0092	855,465
April – June	0.0525	0.0132	314,681
July – September	0.097	0.0129	528,065
October – December	0.606	0.025	369,840
2021
January – March	0.0624	0.0284	719,607
April – June	0.24	0.027	9,426,784
July – September	0.1535	0.0676	4,375,591

Note that trading data is only available for Petroteq up to August 2021 on the Frankfurt Exchange. This coincides with the issuance of the cease trade order by the Ontario Securities Commission on August 6, 2021.

Source: Frankfurt Exchange Market Data

4.	Background to the Offer

Viston has been following Petroteq and its technological developments for some time. In Viston’s view, Petroteq has developed a promising technology that, if properly managed with the necessary management, resources and financial means, can become market-ready in the future.

In September 2020, Viston decided to expand its due diligence on Petroteq’s technology with a view to developing a concrete strategy for investing in Petroteq. Early in 2021, Viston engaged a consulting company, Uppgard Konsult AB (“Uppgard”) to develop and implement a strategy for investing in Petroteq.

On April 13, 2021, given Petroteq’s listing on the Frankfurt Exchange, Uppgard, as agent for Viston, initiated a voluntary public purchase offer to purchase up to 200 million Common Shares at EUR 0.48 per share (the “Initial German Offer”). The Initial German Offer was published in the German Federal Gazette on April 16, 2021 and was set to expire on June 30, 2021. On June 29, 2021, Uppgard amended the Initial German Offer to increase the price to EUR 0.50 per share (the “Amended German Offer”). In July 2021, Viston provided Uppgard with a SWIFT confirmation in the amount of EUR 120 million (the “Proof of Funds for the Amended German Offer”) and authorized Uppgard to share such Proof of Funds for the Amended German Offer with interested parties. On July 29, 2021, Uppgard further amended the German Offer to increase the offer to purchase up to 270 million Common Shares (with a view to acquiring a simple majority of the issued and outstanding Common Shares) and to extend the expiry date to September 30, 2021 (the “Further Amended German Offer” and together with the Initial German Offer and the Amended German Offer, the “German Offers”). The German Offers were made under German law. They were not directed at Petroteq shareholders in any jurisdiction in which such offers would be unlawful. Given the change in strategy to pursue acquiring all of the issued and outstanding Common Shares discussed below, no Common Shares were acquired under the German Offers and the Further Amended German Offer expired on September 30, 2021.

In the Summer of 2021, Viston also began evaluating making an offer to acquire all of the issued and outstanding Common Shares in Canada and the United States, given Petroteq’s listing on the TSX-V and OTC Market and reporting issuer status in the Provinces of British Columbia, Alberta and Ontario and SEC registrant status in the United States, respectively.

On July 7, 2021 Viston engaged Gowling WLG (Canada) LLP (“Gowling”) to advise on Canadian legal matters and on August 26, 2021, Viston engaged Dorsey & Whitney LLP to advise on U.S. legal matters.

On July 22, 2021, on behalf of Viston, Gowling reached out to Petroteq’s Canadian legal counsel, DLA Piper (Canada) LLP (“DLA”) and on July 23, 2021, Gowling and DLA discussed a possible transaction. Those discussions continued from time to time in July and August but on August 6, 2021, the Ontario Securities Commission (the “OSC”) issued a cease trade order (the “CTO”) for Petroteq’s failure to file its quarterly financial statements, management’s discussion and analysis and related certifications for the period ended May 31, 2021 by July 30, 2021, which would necessarily delay any possible transaction. With Viston still wanting to pursue a possible transaction eventually and wanting to demonstrate its financial bona fides, on August 24, 2021, Gowling shared with DLA the Proof of Funds for the Amended German Offer Gowling had received from Viston (redacted to protect Viston’s identity for the time being). Following receipt of same, on August 25, 2021, DLA advised Gowling that Petroteq was interested in pursuing discussions, subject to the parties entering into a confidentiality agreement.

On August 30, 2021, Petroteq announced that the OSC had revoked the CTO following Petroteq filing amended financial statements, management’s discussion and analysis and related certifications on August 19, 2021 and August 23, 2021 for periods going back to February 28, 2019 (the “Restatements”). Then on August 31, 2021, without any advance notice, Petroteq issued a press release announcing that the Proof of Funds for the Amended German Offer had been shared with Petroteq as a condition to Petroteq negotiating and executing a confidentiality agreement.

While Viston was concerned by both the Restatements (and Petroteq’s internal controls over financial reporting) and the August 31st press release issued by Petroteq, Viston remained interested in pursuing a possible transaction and instructed Gowling to draft a confidentiality agreement. On September 2, 2021, Gowling circulated a draft confidentiality agreement to DLA with a view to the parties entering into discussions and sharing information with each other. The parties entered into the confidentiality agreement effective September 17, 2021 which disclosed Viston’s identity. In light of the significant premium being offered for the Common Shares, the Offeror expected that the Petroteq Board would accept Viston’s invitation to negotiate with a view to delivering value to its Shareholders but no progress was made.

As a result of no progress having been made, on October 7, 2021, on behalf of the Offeror, Gowling sent a letter to Petroteq requesting lists of its security holders (the “Requested Lists”). DLA provided the Requested Lists to Gowling on October 17, 2021.

On October 25, 2021, the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery were mailed to Shareholders and holders of Convertible Securities as identified in the Requested Lists, filed with the Securities Regulatory Authorities and delivered to Petroteq.

5.	Reasons to Accept the Offer

The Offeror believes that the Offer is compelling, and represents a clearly superior alternative to continuing on the course set by the current Petroteq Board and management of Petroteq, for the following reasons:

•

Premium to Market Price. The Offer represents a significant premium of 279.49% based on the closing price of $0.195 per Common Share on the TSX-V on August 6, 2021 (the last trading day prior to the announcement by Petroteq of the cease trade order issued by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares). The Offer also represents a premium of 1,031.75% to the volume weighted average trading price of $0.065 per Common Share on the TSX-V for the 52-week period prior to April 15, 2021 (the last trading day prior to the publication of a voluntary public purchase offer in the German Federal Gazette).

•

100% Liquidity and Certainty of Value. The Offer provides 100% cash consideration for the Common Shares, giving Shareholders certainty of value and immediate liquidity in the face of volatile markets and against a backdrop of historically poor performance with shareholders’ interests being increasingly subordinated and an uncertain future marked by further dilution and going concern considerations. The certainty of the Offer should be weighed against a total shareholder return since inception of nil.

•

The status quo leaves Shareholders with considerable risk. If the Offer is not successful and no competing transaction is made, the Offeror believes it is likely the trading price of the Common Shares will decline to significantly lower levels. Petroteq has never been profitable and currently has limited cash to fund the necessary capital projects and past and near-term debt maturities, which will be a further drain on cash. Equity financing sufficient to repay debt and fund the progress of Petroteq’s business plan, if available, may be significantly dilutive to Shareholders as will convertible security conversion.

•

Project execution and development risk. The Offeror believes that the Offer provides Shareholders with the value inherent in Petroteq’s portfolio of projects, including the oil extraction plant, without the long-term risks associated with the development and execution of those projects.

•

Fully Financed Cash Offer. The Offer is not subject to a financing condition. The Offeror intends to fund the Offer from cash resources available to Viston, who has secured, on a firm, committed basis, up to EUR 420 million to fund the consideration payable for the Common Shares and to complete the transaction.

•	Currency election. The offer is being made in Canadian dollars but Shareholders may elect to receive consideration in U.S. dollars.

•

The Petroteq Board and Management Team Have Driven a Significant Destruction of Shareholder Value. There is considerable risk to Shareholders if the Petroteq Board and management team continue to pursue their standalone strategy. The Petroteq Board and management have, as set out in their public filings disclosures, demonstrated:

•

Inability to Increase Earnings or Achieve Profitability: Petroteq has run at an operating loss since its inception and has been unable to achieve profitability. As at May 31, 2021, August 31, 2020 and August 31, 2019 Petroteq had accumulated a deficit of US$(97,047,409), US$(90,664,349) and US$(81,467,953), respectively and expect to continue to incur increasing expenses in the foreseeable future. Petroteq incurred a net loss of US$(6,383,060) for the nine months ended May 31, 2021 and US$(12,379,067) and US$(15,787,886) as of the years ended August 31, 2020 and August 31, 2019, respectively. Petroteq has incurred net losses for the past four years and has accumulated losses of US$(97,047,409) since its inception and a working capital deficit of US$(12,999,107). Petroteq has also disclosed that due to sustained and substantial operating and net losses, it is possible that it will never be able to sustain or develop the revenue levels necessary to attain profitability.

•

Capital Structure Mismanagement: The result of mismanagement and operational underperformance is a balance sheet that is burdened with nearly US$20 million of total debt coupled with a share deficit of US$(97,047,409). As at May 31, 2021, Petroteq had a working capital ratio of 0.18, which suggests that the company is unable to meet its current liabilities. Furthermore, the working capital is at a deficit of US$(12,999,107) with an expectation to incur more losses. As at May 31, 2021, Petroteq had Options, Warrants and Convertible Debentures exercisable for/convertible into a total of 207,360,625 Common Shares and it has disclosed that it intends to issue further convertible securities and Common Shares in order to finance its operations and development. Further issuance of Common Shares in this way will have a dilutive effect on the percentage ownership held by holders of its Common Shares. Viston believes this is a direct result of several poor strategic capital allocation decisions.

•	Potential for Downward Impact to Common Share Price if Offer Not Accepted. The Offer represents a significant premium to the market price of the Common Shares prior to the Offer. If the Offer is not successful, and no other offer is made for Petroteq, Viston believes it is likely the Common Share price will decline to pre-Offer levels.

•

Minimum Tender Condition. In order for Shareholders to be able to receive the Offer price for their Common Shares, at least 50% + 1 of the issued and outstanding Common Shares on a Fully-Diluted Basis must be deposited under the Offer prior to the expiry of the initial deposit period. Shareholders increase the likelihood of receiving the Offer price by depositing their Common Shares under the Offer prior to the expiry of the initial deposit period.

•	Low Likelihood of a Competing Offer. Viston believes that Petroteq is unlikely to surface a competing offer at a premium to the price being offered by the Offeror.

6.	Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the issued and outstanding Common Shares. The effect of the Offer is to give all Shareholders the opportunity to receive $0.74 in cash per Common Share, representing a premium of 279.49% based on the closing price of $0.195 per Common Share on the TSX-V on August 6, 2021 (the last trading day prior to the announcement by Petroteq of the cease trade order issued by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares).

If the conditions of the Offer are satisfied or waived at the Expiry Time and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to and in the same form as the consideration paid by the Offeror per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Petroteq or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 12 of the Circular, “Acquisition of Common Shares Not Deposited”.

7.	Effects of the Offer

If permitted by applicable Law, the Offeror intends to cause Petroteq to apply to delist the Common Shares from the Listing Markets as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction. In addition, if permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Petroteq to cease to be a reporting issuer under the securities Laws of the United States and each province and territory of Canada in which it has such status and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations. See Section 15 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.

If the Offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction is successful:

(a)	the Offeror will own all of the equity interests in Petroteq and the Offeror will be entitled to all the benefits and risks of loss associated with such ownership;

(b)

current Shareholders will no longer have any interest in Petroteq or in Petroteq’s assets, book value or future earnings or growth and the Offeror will hold a 100% interest in such assets, book value, future earnings and growth;

(c)	the Offeror will have the right to elect all members of the Petroteq Board;

(d)

subject to any obligations with respect to Petroteq’s Convertible Securities which remain outstanding, Petroteq will no longer be publicly traded and Petroteq will no longer file periodic reports (including, without limitation, financial information) with any Securities Regulatory Authorities; and

(e)	the Common Shares will no longer trade on the Listing Markets or any other securities exchange.

If the Offeror takes up Common Shares under the Offer but is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then Petroteq will continue as a public company and the Offeror will evaluate its alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open markets, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in the Offeror’s ownership of 100% of the Common Shares. Under such circumstances, an amalgamation, arrangement or other transaction would require the approval of at least 66 and 2/3% of the votes cast by the Shareholders, and might require approval of a majority of the votes cast by holders of Common Shares other than the Offeror and its affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by the Offeror.

In addition, if the Offeror takes up Common Shares under the Offer, the Offeror intends to replace all of the existing members of the Petroteq Board with individuals nominated by the Offeror, which may include individuals currently serving as directors of Viston. The Offeror also intends, subject to the approval of the new Petroteq Board, to replace Petroteq’s senior management.

The Offeror intends to leave the Convertible Debentures outstanding as obligations of Petroteq or its successor following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Subsequent Acquisition Transaction and any change of control offer required to be made in accordance with the terms of the Convertible Debentures.

8.	Source of Funds

The Offeror’s obligation to purchase the Common Shares deposited under the Offer is not subject to any financing condition.

The Offeror estimates that, if it acquires all of the issued and outstanding Common Shares (based on the number of Common Shares covered by the registered Shareholder list provided with the Requested Lists), the total amount required for the purchase of the Common Shares will be approximately $439 million (assuming no exercise or conversion of the Convertible Securities) and up to approximately $592 million (assuming exercise and conversion of all outstanding Convertible Securities), plus related fees and expenses associated with the Offer. If the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction are consummated, the Offeror may also make a subsequent offer to acquire the Convertible Securities not exercised or converted into Common Shares.

The Offeror intends to fund the Offer, and related fees and expenses associated with the Offer and the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable, out of the cash resources available to Viston pursuant to the terms of the Facility (as described below).

Pursuant to the terms of a binding long-term debt financing agreement dated October 22, 2021 (the “Financing Agreement”), Uniexpress Investment Holding PLC (the “Lender”) has fully underwritten a credit facility (the “Facility”) pursuant to which it will make available to Viston United Swiss AG (the “Borrower”), the ultimate parent of the Offeror, a non-revolving term loan in the principal amount of EUR 420 million (the “Term Loan”). The Term Loan is guaranteed by Mr. Zbigniew Roch. A copy of the Financing Agreement has been filed as an Exhibit to the Schedule TO filed with the SEC and is available at www.sec.gov.

The Term Loan will mature after 120 months and is repayable in cash in equal, quarterly principal repayments commencing on the second anniversary of the date the credit agreement is entered into in respect of the Facility (the “Facility Agreement”). The proceeds of the Term Loan are to be used to fund the Offer, to fund any redemption or repayment, as applicable, of Petroteq’s existing indebtedness as a result of a change of control of Petroteq, to pay fees, expenses and other transaction costs in connection with the Offer, and otherwise for general corporate purposes. The Term Loan is unconditional and may be borrowed in full at any time.

The Facility bears interest at fixed annual rate of 1.9% per annum, which is payable quarterly, commencing three months after the date of the Facility Agreement.

The Term Loan may be accelerated by the Lender and would become repayable prior to maturity in the event of any non-payment of interest or principal when due.

The Term Loan will be repaid from cash flow available to the Offeror or from the proceeds of any refinancing of the Term Loan.

The Offeror believes that its financial condition is not material to a decision by a Shareholder whether to deposit Common Shares under the Offer because (i) cash is the only consideration that will be paid to Shareholders in connection with the Offer, (ii) the Offeror is offering to purchase all of the issued and outstanding Common Shares in the Offer, and (iii) the Offer is not subject to obtaining any financing or to any financing contingencies.

9.	Ownership and Trading in Securities of Petroteq

None of the Offeror, Viston nor, to the knowledge of the Offeror and Viston, after reasonable enquiry, any of their respective directors or officers (together, the “Offeror Group”), beneficially owns, directly or indirectly, or exercises control or direction over any Common Shares, Convertible Securities or any other securities of Petroteq.

To the knowledge of the Offeror and Viston, after reasonable enquiry, no Common Shares, Convertible Securities or other securities of Petroteq are beneficially owned, directly or indirectly, nor is control or direction exercised over any such securities, by any insider of the Offeror or Viston (other than a director or officer of the Offeror or Viston) or any associate or affiliate of any insider of the Offeror or Viston, (together, the “Extended Offeror Group”) or any party acting jointly or in concert with the Offeror or Viston. No Common Shares were acquired under the German Offer and it expired on September 30, 2021.

No member of the Offeror Group or, to the knowledge of the Offeror and Viston after reasonable enquiry, any member of the Extended Offeror Group or any party acting jointly or in concert with the Offeror or Viston, has traded in any securities of Petroteq during the six months preceding the date hereof.

10.	Commitments to Acquire Securities of Petroteq

As of the date of this Offer, none of the Offeror, Viston nor, to the knowledge of the Offeror and Viston, after reasonable enquiry, any of their respective directors or officers, any associate or affiliate of any insider of the Offeror or Viston, any insider of the Offeror or Viston (other than a director or officer of the Offeror or Viston) or any person acting jointly or in concert with the Offeror or Viston, has entered into any agreements, commitments or understandings to acquire any securities of Petroteq.

11.	Other Material Facts

None of the Offeror and Viston has knowledge of any material fact concerning the securities of Petroteq that has not been generally disclosed by Petroteq, or any other matter that is not disclosed in the Circular and that has not previously been generally disclosed, and that would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

12.	Acquisition of Common Shares Not Deposited

If sufficient Common Shares are deposited under the Offer, the Offeror intends to acquire the remaining Common Shares pursuant to the right of Compulsory Acquisition provided in the OBCA. If the Offeror acquires less than 90% of the Common Shares subject to the Offer, or the right of Compulsory Acquisition is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining Common Shares not deposited under the Offer pursuant to a Subsequent Acquisition Transaction. The Offer is conditional upon, among other things, the Statutory Minimum Condition and the Minimum Tender Condition. These and other conditions of the Offer are described in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

Compulsory Acquisition

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is the shorter, the Offeror takes up and pays for 90% or more of the outstanding Common Shares under the Offer, other than Common Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or associate of the Offeror (as those terms are defined in the OBCA), then the Offeror intends to acquire the remainder of the Common Shares by way of a compulsory acquisition pursuant to Part XV of the OBCA (a “Compulsory Acquisition”) for consideration per Common Share not less than, and in the same form as, the Offer consideration.

To exercise its statutory right of Compulsory Acquisition, the Offeror must send a notice (the “Offeror’s Notice”) to each Shareholder who did not accept the Offer (and each Person who subsequently acquires any such Common Shares) (in each case, a “Dissenting Offeree”) of such proposed acquisition within 60 days after the date of the termination of the Offer and in any event within 180 days after the date of the Offer. Within 20 days after the Offeror sends the Offeror’s Notice, the Offeror must pay or transfer to Petroteq the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with subsection 188(2) of the OBCA, within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificate(s) or other evidence representing the Common Shares held by such Dissenting Offeree to Petroteq and must elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror’s Notice. A Dissenting Offeree who does not, within 20 days after the Dissenting Offeree received the Offeror’s Notice, notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from the Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may, within 20 days after the Offeror has made the payment or transferred the other consideration to Petroteq referred to above, apply to the Court to hear an application to fix the fair value of such Common Shares of such Dissenting Offeree. If the Offeror fails to apply to the Court within 20 days after it made the payment or transferred the consideration to Petroteq referred to above, the Dissenting Offeree may then apply to the Court within a further period of 20 days to have the Court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the terms that the Offeror acquired Common Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be less or more than the amount paid pursuant to the Offer.

If all of the requirements of Part XV of the OBCA are first fulfilled after the Expiry Time or within 120 days after the date of the Offer, whichever is earlier, the Offeror may apply to a court having jurisdiction for an extension of such period pursuant to Section 188 (21) of the OBCA.

The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and the dissent rights that may be available to a Dissenting Offeree, and is qualified by its entirety by the provisions of Part XV of the OBCA. The provisions of Part XV of the OBCA are complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights may be lost or altered. Shareholders should refer to Part XV of the OBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about the provisions of the OBCA should consult their legal advisors.

See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”, for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the Common Shares under the Offer, the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror intends to pursue other means of acquiring the remaining Common Shares not deposited under the Offer, including, without limitation, causing one or more special meetings to be called of the then Shareholders to consider an amalgamation, statutory arrangement, capital reorganization, amendment to its articles, consolidation or other transaction involving the Offeror and/or an affiliate of the Offeror and Petroteq and/or the Shareholders for the purpose of Petroteq becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror (a “Subsequent Acquisition Transaction”). If the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the Offeror’s current intention that the consideration to be paid to Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in amount to and in the same form as that payable under the Offer and the Subsequent Acquisition Transaction would be completed no later than 120 days after the Expiry Time.

The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. If after taking up Common Shares under the Offer the Offeror owns more than 66 and 2/3% of the outstanding Common Shares and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” pursuant to MI 61-101, as discussed below, the Offeror should own sufficient Common Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurances that the Offeror will pursue a Compulsory Acquisition or Subsequent Acquisition Transaction.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Common Shares being terminated without the holder’s consent, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Common Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption under MI 61-101, the “related party transaction” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror may be a “related party” of Petroteq for the purposes of MI 61-101, although the Offeror expects that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and that therefore the “related party transaction” provisions of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or an exemption under MI 61-101, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting Petroteq and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and currently expects that these exemptions will be available.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the OBCA and Petroteq’s constating documents may require the approval of at least 66 and 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any subsequent business combination, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Shareholders other than (i) the Offeror (other than in respect of Common Shares acquired pursuant to the Offer as described below), (ii) any “interested party” (within the meaning of MI 61-101), (iii) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers, and (iv) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons.

MI 61-101 also provides that the Offeror may treat Common Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed not later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Common Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Common Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Common Shares.

The Offeror currently intends that the consideration offered for Common Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause Common Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Common Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its Common Shares. The fair value so determined could be more or less than the amount paid per Common Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

Whether or not a Subsequent Acquisition Transaction will be proposed, and the details of any such Subsequent Acquisition Transaction, including, without limitation, the timing of its implementation and the consideration to be received by the minority holders of Common Shares, will necessarily be subject to a number of considerations, including, without limitation, the number of Common Shares acquired pursuant to the Offer. Although the Offeror may propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Petroteq, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Common Shares in accordance with applicable Law, including, without limitation, a Subsequent Acquisition Transaction on terms not described in the Circular.

Rule 13e-3 under the U.S. Exchange Act is applicable to certain “going-private” transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction. The Offeror believes that Rule 13e-3 should not be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Petroteq and certain information relating to the fairness of the Compulsory Acquisition or the Subsequent Acquisition

Transaction, as the case may be, and the consideration offered to minority Shareholders be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction. The foregoing discussion of certain provisions of the U.S. Exchange Act is not a complete description of the U.S. Exchange Act or such provisions thereof and is qualified in its entirety by the reference to the U.S. Exchange Act.

If the Offeror is unable to, or determines at its option not to, effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Petroteq. Subject to applicable Law, any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Common Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all Common Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer. See Section 12 of the Offer to Purchase, “Market Purchases and Sales of Common Shares”.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”. Shareholders should consult their legal advisors for a determination of their legal rights and the tax consequences to them, having regard to their own particular circumstances with respect to a Subsequent Acquisition Transaction.

Legal Matters

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

13.	Agreements, Commitments or Understandings

There are (i) no agreements, commitments or understandings made or proposed to be made between the Offeror or Viston and any of the directors or officers of Petroteq, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, and (ii) no agreements, commitments or understandings made or proposed to be made between the Offeror or Viston and any security holder of Petroteq relating to the Offer.

There are no agreements, commitments or understandings between the Offeror and Petroteq or Viston and Petroteq relating to the Offer and the Offeror and Viston are not aware of any agreement, commitment or understanding that could affect control of Petroteq.

14.	Regulatory Matters

Except as discussed below, to the knowledge of the Offeror or Viston, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Offeror or Viston for the consummation of the transactions contemplated by the Offer, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by the Offer. In the event that the Offeror or Viston become aware of other requirements, they will make reasonable commercial efforts to satisfy such requirements at or prior to the Expiry Time, as such time may be extended.

Competition Laws

Based upon an examination of publicly available information relating to the business of Petroteq, the Offeror does not expect the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, as applicable, to give rise to material competition/anti-trust concerns in any jurisdiction. However, the Offeror cannot be assured that no such concerns will arise.

HSR Approval

Under the HSR Act, the Offer cannot be completed until the Offeror files a notification and report form with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 15 calendar day waiting period following the Offeror’s filing of its HSR Act notification form, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be extended if either (a) the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, and/or (b) the reviewing agency issues a formal request for additional information and documentary material (a “Second Request”). If during the initial waiting period, either the FTC or the DOJ issues a Second Request, the waiting period with respect to the acquisition of the Common Shares in the Offer would be extended until 10 calendar days following the date of substantial compliance by the Offeror with that Second Request, unless the FTC or the DOJ terminates the additional waiting period before its expiration. Petroteq may also receive a Second Request and, under the HSR Act, is obligated to comply within a reasonable waiting time, but the waiting period is not affected.

The Offeror will file its HSR Act notification forms with the FTC and the Antitrust Division of the DOJ. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that HSR Approval is obtained.

Foreign Investment Review Laws

Investment Canada Act Clearance

Under the Investment Canada Act, the direct “acquisition of control” of a “Canadian business” by a non-Canadian that exceeds the prescribed financial threshold (a “Reviewable Transaction”) is subject to preclosing review and cannot be implemented unless the responsible Minister or Ministers under the Investment Canada Act (the “Minister”) (i) has sent a notice that he is satisfied, or (ii) has been deemed to be satisfied, that the transaction is likely to be of “net benefit” to Canada (a “Net Benefit Ruling”). An acquisition of control of a Canadian business that is not a Reviewable Transaction is subject to a notification requirement (“Notification”) under the Investment Canada Act, which notification can be made to the Director of Investments either before or within 30 days after closing. The transactions contemplated by the Offer do not constitute a Reviewable Transaction under the Investment Canada Act and, as such, do not require a Net Benefit Ruling. It is not clear to the Offeror whether Petroteq is a “Canadian business”, which is defined in the Investment Canada Act as “a business carried on in Canada that has (a) a place of business in Canada, (b) an individual or individuals in Canada who are employed or self-employed in connection with the business, and (c) assets in Canada used in carrying on the business.” However, it is also not clear to the Offeror that Petroteq is not a “Canadian business” as defined in the Investment Canada Act. The Offeror’s operating assumption is that it has an obligation to make a Notification filing.

In addition, under Part IV.1 of the Investment Canada Act, investments by non-Canadians, including but not limited to transactions for which a Notification is required to be filed, can be made subject to separate review on grounds that the investment could be injurious to national security. Specifically, a non-Canadian investor cannot complete its investment where, prior to closing, the investor has received, at any time after the Minister becomes aware of the transaction until 45 days after the date on which the investor has filed its complete Notification, notice (a “Possible National Security Notice”) from the Minister that the investment may be subject to a national security review (a “National Security Review”). Where the investor has received a Possible National Security Notice, the Governor in Council has 45 days following the Possible National Security Notice to order a National Security Review upon the recommendation of the Minister and the Minister must send the notice of National Security Review (a “National Security Order Notice”) forthwith after the order has been made. Alternatively, the Governor in Council may order a National Security Review at any time after the Minister becomes aware of the transaction until 45 days following filing of a complete Notification and the Minister must send the National Security Order Notice forthwith thereafter and upon receipt of such notice, the investor cannot complete its investment. Where a National Security Review has been ordered, the Minister has 45 days, which period can be extended for an additional 45 days, to determine (i) that the investment would not be injurious to national security, in which case the National Security Review is terminated, or (ii) that (a) the investment would be injurious to national security or (b) the Minister is unable to determine whether the investment would be injurious to national security, in which case ((a) or (b)) the Minister must refer the investment to the Governor in Council for a final determination.

The Governor in Council then has 20 days to decide whether to authorize the investment, which can be on the basis of terms and conditions set by the Governor in Council or undertakings provided by the investor or, in the case of an investment that has not been completed, to prohibit its completion.

While the timeframe for National Security Review can be extended with the consent of the investor, assuming no additional extensions, the entire period of a National Security Review from the initial filing by the investor until completion of the National Security Review can be as long as 200 days.

Revised National Security Guidelines and Policy Statement on Foreign Investment Review and COVID-19

On March 24, 2021, the Government of Canada issued revised Guidelines on the National Security Review of Investments (the “National Security Guidelines”). Among other factors, the National Security Guidelines state that the Government will take into account the potential impact of a foreign investment on: (i) the supply of critical goods and services to Canadians or the Government of Canada; and (ii) the security of Canada’s critical infrastructure, which includes energy and utilities.

The revised National Security Guidelines follow a Policy Statement on Foreign Investment Review and COVID-19 (the “ICA COVID-19 Policy”) issued by the Minister on April 18, 2020. Pursuant to the ICA COVID-19 Policy, the Government of Canada has indicated, among other things, that while investments will be examined on their own merits, additional scrutiny under the Investment Canada Act will be applied to foreign direct investments (both controlling and non-controlling) in Canadian businesses involved in the supply of critical goods and services to Canadians or the Government of Canada. In addition, the ICA COVID-19 Policy notes that the Government of Canada will subject all investments, regardless of value, by foreign state-owned enterprises or private investors assessed as being closely tied to or subject to direction from foreign governments, to enhanced scrutiny under the Investment Canada Act, including information requests or extensions of timelines for review as authorized by the Investment Canada Act, to ensure that the Government of Canada can fully assess these investments.

The Offeror intends to file its Notification. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that Investment Canada Act Clearance is obtained. However, the Offeror may elect to waive this condition. Based upon an examination of publicly available information relating to the business of Petroteq and relating to completed national security reviews, and upon a consideration of the characteristics of the Offeror, the Offeror does not expect the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, as applicable, to give rise to national security concerns in Canada. More specifically: (i) aside from its TSX-V listing, Petroteq’s connection to Canada appears to be extremely limited and its business appears to be predominately outside of Canada; (ii) Petroteq’s business arguably touches only on the fringes of potential risk factors set out in the National Security Guidelines; and (iii) while the risk factors set out in the National Security Guidelines focus primarily on characteristics of the acquired business, characteristics of the foreign investor are also an important, arguably the most important, part of the risk assessment (for example, many of the national security reviews and remedies to date have involved foreign investors that are ultimately controlled in a non-democratic country, and China in particular), and the Offeror does not believe that it possesses characteristics that may cause it to be perceived as a national security threat. However, the Offeror cannot be assured that no such concerns will arise, and it can offer no assurances that ICA Clearance will be obtained.

CFIUS Matters

Under Section 721 of the United States Defense Production Act of 1950, as amended (“Section 721”), the U.S. President has the ability to review and investigate certain transactions involving foreign investment in U.S. businesses. The U.S. President has the power to block or suspend any such transaction that threatens to impair U.S. national security and that no other adequate and appropriate means are available to mitigate the threat. The Committee on Foreign Investment in the United States is a group of Cabinet-level officials to which the U.S. President has delegated his powers of such national security reviews. Parties to certain transactions must make a filing with CFIUS. In other transactions, parties can make a voluntary filing with CFIUS

Based upon a review of publicly available information relating to Petroteq’s business, the Offeror has not found anything to suggest that a filing with CFIUS is mandated. If the Offeror does determine that a filing with CFIUS is mandated, the Offeror will make a filing with CFIUS at least 30 days before the completion date of the transaction under 31 C.F.R. § 801.401. Even if the Offeror does not determine that a filing with CFIUS is mandated, the Offeror reserves the right to make a voluntary filing with CFIUS.

15.	Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer

The purchase of Common Shares by the Offeror under the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Common Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of any remaining Common Shares held by the public.

The rules and regulations of the Listing Markets establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Common Shares from the Listing Markets. Depending on the number of Common Shares purchased by the Offeror under the Offer or otherwise, it is possible that the Common Shares would fail to meet the criteria for continued listing on the Listing Markets. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Common Shares. If the Offeror proceeds with a Compulsory Acquisition or a Subsequent Acquisition Transaction, the Offeror intends to cause Petroteq to apply to delist the Common Shares from the Listing Markets as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction. If the Common Shares are delisted from the Listing Markets, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether Petroteq remains subject to public reporting requirements in Canada, the United States or any other jurisdiction and other factors.

After the purchase of the Common Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Petroteq may cease to be subject to the public reporting and proxy solicitation requirements under the OBCA and the securities Laws certain provinces of Canada and of the United States, and such other jurisdictions where Petroteq has similar obligations. Furthermore, it may be possible for Petroteq to request the elimination of the public reporting requirements of any province or jurisdiction where a small number of Shareholders reside. If permitted by Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Petroteq to cease to be a reporting issuer under the securities Laws of the provinces of Canada in which it is a reporting issuer and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations. For so long as Petroteq has convertible securities outstanding, there may be limitations on its ability to cease to be a reporting issuer and to cease to have public reporting obligations.

In the United States, the Common Shares are currently registered under the U.S. Exchange Act. Such registration may be terminated upon application by Petroteq to the SEC if the Common Shares are not listed on a U.S. national securities exchange or quoted on NASDAQ and there are fewer than 300 record holders of the Common Shares. The termination of registration of the Common Shares under the U.S. Exchange Act would substantially reduce the information required to be furnished by Petroteq to Shareholders and to the SEC and would make certain provisions of the U.S. Exchange Act, such as the disclosure requirements of the U.S. Sarbanes-Oxley Act of 2002 and the requirements of Rule 13e-3 under the U.S. Exchange Act with respect to “going-private” transactions, no longer applicable to Petroteq. In addition, “affiliates” of Petroteq and persons holding “restricted securities” of Petroteq might be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act. The Offeror intends to seek to cause Petroteq to terminate registration of the Common Shares under the U.S. Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Common Shares.

16.	Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares who disposes of Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited” and who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), and at all relevant times, holds the Common Shares as capital property, did not acquire the Common Shares pursuant to an employee compensation plan, deals at arm’s length with Petroteq and the Offeror, and is not affiliated with Petroteq or the Offeror (a “Holder”). Common Shares will generally be considered to be capital property to a Holder unless the Holder holds such shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary does not address the tax considerations applicable to holders of Convertible Securities. Holders of Convertible Securities should consult their own tax advisors having regard to their own personal circumstances.

This summary is not applicable to a Holder (i) that is a “specified financial institution”, (ii) an interest in which is a “tax shelter investment”, (iii) that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a “financial institution”, (iv) that reports its “Canadian tax results” in a currency other than Canadian currency, or (v) that has, or will, enter into a “derivative forward agreement” with respect to Common Shares, each as defined in the Tax Act. Such Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and the regulations thereunder and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency made publicly available in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act or the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in Law or administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be and is not, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, Shareholders should consult their own tax advisors for advice concerning the income tax consequences to them of disposing of their Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, and any other consequences to them of such transactions under Canadian federal, provincial, territorial or local tax laws and under foreign tax laws, having regard to their own particular circumstances.

Shareholders Resident in Canada

The following portion of this summary is applicable only to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention is, or is deemed to be, resident in Canada (a “Resident Holder”). Certain Resident Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property any Common Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Shareholders resident in Canada whose Common Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Sale Pursuant to the Offer

Generally, a Resident Holder who disposes of Common Shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, less any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the Resident Holder immediately before the disposition. Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends previously received or deemed to have been received by the Resident Holder on such Common Share (or another share where the Common Share has been acquired in exchange for such share), subject to and in accordance with the provisions of the Tax Act. Similar rules may apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Compulsory Acquisition

As described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not validly deposited pursuant to the Offer pursuant to statutory rights under section 188 of the OBCA. A Resident Holder disposing of Common Shares pursuant to a Compulsory Acquisition will realize a capital gain (or capital loss) generally calculated in the same manner and with the tax consequences as described above under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Sale Pursuant to the Offer”.

A Resident Holder who dissents and obtains an order of a court of competent jurisdiction in respect of a Compulsory Acquisition and receives a cash payment from the Offeror for his, her or its Common Shares will be considered to have disposed of such Common Shares for proceeds of disposition equal to the amount received (not including the amount of any interest awarded by the court). As a result, such a dissenting Resident Holder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Sale Pursuant to the Offer”. Any interest awarded to a dissenting Resident Holder by the court must be included in computing such Resident Holder’s income for purposes of the Tax Act.

Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.

Subsequent Acquisition Transaction

As described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the compulsory acquisition provisions of the OBCA are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. A Subsequent Acquisition Transaction may be effected by an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction. The income tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such a transaction until the form of such transaction is determined. However, the income tax consequences of such a transaction may differ from those arising on the disposition of Common Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the transaction, a Resident Holder may realize a capital gain (or loss) and/or be deemed to receive a dividend. No view is expressed herein as to the income tax consequences of any such transaction to a Resident Holder.

Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting of Common Shares Following Completion of the Offer – Qualified Investment

As described in Section 15 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, the Common Shares may cease to be listed on the Listing Markets following the completion of the Offer. Resident Holders are cautioned that if the Common Shares are not listed on a designated stock exchange (as defined in the Tax Act, which currently includes the TSX-V and the Frankfurt Exchange) and Petroteq ceases to be a public corporation for purposes of the Tax Act, the Common Shares may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans, deferred profit sharing plans and tax-free savings accounts. Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Additional Refundable Tax

A Resident Holder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including interest and taxable capital gains realized.

Alternative Minimum Tax

Capital gains realized by a Resident Holder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Shareholders Not Resident in Canada

The following portion of this summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Common Shares in a business carried on in Canada (a “Non-Resident Holder”). This portion of the summary does not apply to Shareholders that are insurers carrying on an insurance business in Canada and elsewhere.

Sale Pursuant to the Offer

A Non-Resident Holder who disposes of Common Shares under the Offer will realize a capital gain or a capital loss generally calculated in the manner described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer”. A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Common Shares pursuant to the Offer unless at the time of disposition such Common Shares constitute “taxable Canadian property” for the Non-Resident Holder and are not “treaty-protected property”, all within the meaning of the Tax Act.

Generally, a Common Share will not constitute taxable Canadian property for a Non-Resident Holder at a particular time provided that such Common Share is listed at that time on a designated stock exchange (as defined in the Tax Act, which currently includes the TSX-V and the Frankfurt Exchange), unless at any particular time during the 60-month period that ends at that time both (1) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, partnerships in which the Non-Resident Holder or a non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Holder together with all such persons and partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Petroteq, and (2) more than 50% of the fair market value of the Common Share was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing items, whether or not such property exists. Notwithstanding the foregoing, in certain circumstances as set out in the Tax Act, a Common Share could be deemed to be taxable Canadian property.

A Common Share will be treaty-protected property to a Non-Resident Holder if, under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident, the Non-Resident Holder is exempt from tax under the Tax Act on the gain realized on the disposition of the Common Share. In the event that Common Shares constitute taxable Canadian property and not treaty-protected property to a particular Non- Resident Holder, the tax consequences as described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer” will generally apply. Non-Resident Holders whose Common Shares may constitute taxable Canadian property should consult with their own tax advisors for advice having regard to their own particular circumstances.

Potential Delisting of Common Shares Following Completion of the Offer – Taxable Canadian Property

As described in Section 15 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, the Common Shares may cease to be listed on the Listing Markets following the successful completion of the Offer and may not be listed on the TSX-V or the Frankfurt Exchange at the time of their disposition pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction.

Non-Resident Holders are cautioned that if the Common Shares are no longer listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the TSX-V and the Frankfurt Exchange) at the time of their disposition then the Common Shares may constitute taxable Canadian property of a Non-Resident Holder if, at any time during the 60-month period immediately preceding that time, more than 50% of the fair market value of the Common Shares was derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interests in which were not themselves taxable Canadian property at the particular time) from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them in this regard, including potential compliance requirements and withholding under section 116 of the Tax Act.

Compulsory Acquisition

As described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not validly deposited pursuant to the Offer pursuant to statutory rights under Section 188 of the OBCA. The income tax consequences to a Non-Resident Holder of a disposition of Common Shares pursuant to a Compulsory Acquisition generally will be the same as described above under the heading “Sale Pursuant to the Offer”. A Non-Resident Holder who dissents and obtains an order of a court of competent jurisdiction in respect of a Compulsory Acquisition and receives a cash payment from the Offeror for its Common Shares will be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount received (not including the amount of any interest awarded by the court), with consequences generally the same as the consequences as described above under “Sale Pursuant to the Offer”. Generally, any interest awarded to such a Non-Resident Holder by the court in connection with a Compulsory Acquisition will not be subject to Canadian withholding tax.

Notwithstanding the foregoing, if the Common Shares are not listed on a “designated stock exchange” at the time of their disposition by a Non-Resident Holder, then different rules would apply in determining whether the Common Shares constitute taxable Canadian property for the Non-Resident Holder at that time. See above under “Potential Delisting of Common Shares Following Completion of the Offer – Taxable Canadian Property”.

Subsequent Acquisition Transaction

As described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the compulsory acquisition provisions of the OBCA are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The income tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such a transaction until the form of such transaction is determined. However, the income tax consequences of such a transaction may differ from those arising on the disposition of Common Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the transaction, a Non-Resident Holder may realize a capital gain (or loss) and/or be deemed to receive a dividend. No views are expressed herein as to the income tax consequences of any such Subsequent Acquisition Transaction to a Non-Resident Holder.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

17.	Certain United States Federal Income Tax Considerations

The following discussion summarizes certain material U.S. federal income tax consequences generally applicable to a Shareholder with respect to (i) the disposition of Common Shares pursuant to the Offer, and (ii) the disposition of Common Shares pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion does not address all U.S. federal tax laws (such as estate or gift tax laws), nor does it address any aspects of U.S. state or local or non-U.S. taxation. The Offeror does not intend to seek any ruling from the IRS or opinion of counsel regarding the U.S. federal income tax consequences discussed below. There can be no assurance that the IRS will not challenge the conclusions reflected herein or that a court would not sustain any such challenge. This discussion only addresses persons that hold Common Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Common Shares in light of their particular circumstances, nor does this summary address holders subject to special rules under the Code, such as persons that have owned or will own (directly, indirectly, or constructively) 10% or more of the total voting power of all classes of shares entitled to vote or of the total value of all classes of shares of Petroteq; dealers in securities or currencies; banks, mutual funds, and other financial institutions; real estate investment trusts; insurance companies; tax-exempt organizations or governmental organizations; individual retirement and other tax-deferred accounts; passive foreign investment companies, controlled foreign corporations, or corporations that accumulate earnings to avoid U.S. federal income tax; corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes; persons that hold Common Shares as part of a straddle, hedging, conversion, constructive sale, or other risk-reduction transaction; U.S. Holders whose functional currency is not the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; persons who hold Common Shares through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes; persons who are liable for the alternative minimum tax; persons who are subject to special tax accounting rules with respect to the Common Shares; certain U.S. expatriates or former long-term residents of the United States; and persons who received Common Shares through the exercise of employee stock options or otherwise as compensation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Common Shares other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds Common Shares the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Common Shares are urged to consult their own tax advisors.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all U.S. federal income tax considerations. Consequently, Shareholders are urged to consult their own tax advisors regarding the income tax consequences of disposing of their Common Shares pursuant to the Offer, a Compulsory Acquisition, or a Subsequent Acquisition Transaction, having regard to their particular circumstances, as well as any other consequences of such transactions under U.S. federal, state, local, and non-U.S. tax laws.

Consequences to U.S. Holders

Disposition of Common Shares Pursuant to the Offer

Subject to the “passive foreign investment company” (“PFIC”) rules discussed below, a U.S. Holder that disposes of Common Shares pursuant to the Offer generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (i) the U.S. dollar value of the cash to which the holder is entitled pursuant to the Offer and (ii) the holder’s adjusted tax basis in the Common Shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Common Shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder who acquired different blocks of Common Shares at different times or different prices is urged to consult its own tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances.

To calculate gain or loss pursuant to the Offer, a cash basis taxpayer that receives Canadian dollars will, for U.S. federal income tax purposes, determine the taxpayer’s amount of cash received using the U.S. dollar value of the Canadian dollars received. This U.S. dollar value is computed by reference to the exchange rate in effect on the date the Canadian dollars are received by the taxpayer, regardless of whether the Canadian dollars are converted into U.S. dollars. A cash basis taxpayer that paid Canadian dollars for Common Shares generally will determine its tax basis in the Common Shares by translating the Canadian dollars it paid into U.S. dollars using the exchange rate in effect on the settlement date of the taxpayer’s purchase. If the Canadian dollars received pursuant to the Offer are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Canadian dollars equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars generally will be treated as ordinary income or loss. An accrual basis taxpayer may elect to apply the above rules that are applicable to a cash basis taxpayer.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the disposition of Common Shares pursuant to the Offer in light of their particular circumstances.

Disposition of Common Shares Pursuant to a Compulsory Acquisition

As described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited—Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to Part XV of the OBCA.    The tax consequences to a U.S. Holder of the disposition of Common Shares in such circumstances generally will be as described above under the heading “Consequences to U.S. Holders—Disposition of Common Shares Pursuant to the Offer”, subject to the potential application of the PFIC rules and to the possible treatment of a portion of a payment received after the date of disposition as interest income for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the disposition of Common Shares pursuant to a Compulsory Acquisition.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited—Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and may be substantially the same as or materially different from the consequences described herein for U.S. Holders who dispose of their Common Shares pursuant to the Offer.    U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the disposition of Common Shares pursuant to a Subsequent Acquisition Transaction.

Passive Foreign Investment Company Considerations

Certain generally adverse tax rules apply to the ownership and disposition of the stock of a PFIC by a shareholder that is a U.S. taxpayer.    For U.S. federal income tax purposes, a non-U.S. corporation is classified as a PFIC for each taxable year in which either (i) at least 75% of its gross income is “passive” income or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income, generally based on the quarterly average of the fair market value of such assets.    Passive income includes dividends, royalties, rents, annuities, interest, and income equivalent to interest, as well as net gain from the sale or exchange of property that gives rise to dividends, interest, royalties, rents, or annuities and certain gain from commodities transactions. In determining whether it is a PFIC, a foreign corporation must take into account a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% by value.

Neither the Offeror nor its counsel has undertaken to ascertain whether Petroteq is treated as a PFIC.    The determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules which are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question.    Consequently, no assurance can be provided that Petroteq is not and has not been classified as a PFIC.

If Petroteq were a PFIC for any taxable year during a U.S. Holder’s holding period for Common Shares, and the U.S. Holder had not made a timely and effective election under the PFIC rules with respect to its Common Shares, then gain recognized by the U.S. Holder upon the disposition of Common Shares pursuant to the Offer generally would be allocated rateably to each day in the U.S. Holder’s holding period for the Common Shares. The portion of such amounts allocated to the current taxable year or to a year prior to the first year in which Petroteq was a PFIC would be includible as ordinary income in the current taxable year.    The portion of any such amounts allocated to the first year in the U.S. Holder’s holding period in which Petroteq was a PFIC and any subsequent year or years (excluding the current year) would be taxed at the highest rate of tax applicable to ordinary income in such taxable year and would be subject to an interest charge. A U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

The PFIC rules are complex and may have a significant adverse effect on the U.S. federal income tax consequences to a U.S. Holder of disposing of Common Shares pursuant to the Offer. Each U.S. Holder is urged to consult its own tax advisors regarding the possible application of the PFIC rules to the disposition of Common Shares, the availability and effect of any election under the PFIC rules for mitigating the adverse tax consequences described in the preceding paragraph, and any related tax reporting and filing obligations, with regard to the holder’s particular circumstances.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates, or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their net gain from the disposition of Common Shares. Each U.S. Holder that is an individual, estate, or trust is urged to consult its own tax advisors regarding the applicability of this tax to its income and gain in respect of Common Shares.

Foreign Financial Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in Common Shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. Holders are urged to consult their own tax advisors regarding their information reporting obligations, if any, with respect to their disposition of Common Shares.

Information Reporting and Backup Withholding

Proceeds from the disposition of Common Shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Disposition of Common Shares Pursuant to the Offer

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the disposition of Common Shares pursuant to the Offer, unless (i) the gain is “effectively connected” with the holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the holder in the United States) or (ii) the holder is an individual who has been present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. A corporate Non-U.S. Holder may also be subject to a U.S. federal branch profits tax on any effectively connected gain at the rate of 30%, except to the extent reduced under an applicable income tax treaty. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the disposition of Common Shares pursuant to the Offer in light of their particular circumstances.

Disposition of Common Shares Pursuant to a Compulsory Acquisition

As described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited—Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to Part XV of the OBCA. The tax consequences to a Non-U.S. Holder of the disposition of Common Shares in such circumstances generally will be as described above under the heading “Consequences to Non-U.S. Holders – Disposition of Common Shares Pursuant to the Offer”.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 12 of the Circular, “Acquisition of Common Shares Not Deposited—Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax consequences to a Non-U.S. Holder of the disposition of Common Shares in such circumstances generally will be as described above under the heading “Consequences to Non-U.S. Holders – Disposition of Common Shares Pursuant to the Offer”, except that materially different consequences may apply to a Non-U.S. Holder who is engaged in a U.S. trade or business or who is an individual present in the United States for 183 days or more in the taxable year of the disposition (and who meets certain other conditions), depending upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered.

18.	Depositary

The Offeror has engaged Kingsdale Advisors as the Depositary to receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal deposited under the Offer at its office in Toronto, Ontario specified in the Letter of Transmittal. In addition, the Depositary will receive deposits of Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required by applicable Law, and for making payment for all Common Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Common Shares. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities. The Depositary can be contacted within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

19.	Information Agent

The Offeror has retained Kingsdale Advisors to also act as Information Agent to provide information to Shareholders in connection with the Offer.

As information agent, the Information Agent will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities. The Information Agent can be contacted within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

20.	Dealer Manager and Soliciting Dealer Group

The Offeror may, in its sole discretion, retain the services of a dealer manager to form and manage a soliciting dealer group comprised of members of the Investment Industry Regulatory Organization of Canada to solicit acceptances of the Offer from persons who are resident in Canada on terms and conditions, including the payment of fees and reimbursement of expenses, as are customary in a retainer agreement for such services.

The Offeror expects that if a dealer manager is engaged and/or a soliciting dealer group is formed, then the Offeror will provide notice of such event by press release and/or such other means as the Offeror may determine. If a dealer manager is engaged and/or a soliciting dealer group is formed, then investment advisors or registered representatives employed by soliciting dealers, if any, may solicit their clients to deposit or tender their Common Shares to the Offer. In such case, soliciting dealers may pay an investment advisor or registered representative a portion of the solicitation fee, if any, for each Common Share deposited or tendered to the Offer by clients of or served by the investment advisor or registered representative.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary. Shareholders should contact the Depositary and Information Agent or a broker or dealer for assistance in accepting the Offer and depositing their Common Shares with the Depositary.

Except as set out herein, the Offeror has not agreed to pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Common Shares under the Offer; provided that the Offeror may make arrangements with soliciting dealers, dealer managers or information agents, either within or outside Canada, for customary compensation during the Offer period if it considers it appropriate to do so.

21.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

22.	Legal Matters

The Offeror and Viston are being advised in respect of certain matters concerning the Offer by Gowling WLG (Canada) LLP, counsel to the Offeror and Viston, and the Offeror and Viston are also being advised in respect of certain U.S. legal matters concerning the Offer by Dorsey & Whitney LLP, United States counsel to the Offeror and Viston.

23.	Directors’ Approval

The contents of the Offer to Purchase and the Circular have been approved, and the sending of the Offer to Purchase and Circular to the Shareholders and holders of Convertible Securities have been authorized, by the sole director of the Offeror and the sole director of Viston.

24.	U.S. Exchange Act Requirements

Petroteq is subject to the information requirements of the U.S. Exchange Act and, in accordance with the U.S. Exchange Act, files reports and other information with the SEC. Petroteq’s U.S. Exchange Act reports and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operations and location of the public reference facilities of the SEC. Copies of the material the Offeror and Petroteq file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C.

20549. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Offeror and Petroteq file or furnish electronically.

CERTIFICATE OF 2869889 ONTARIO INC.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: October 25, 2021.

(signed) “Zbigniew Roch”		(signed) “Reinhard Paul”
Zbigniew Roch Chief Executive Officer		Reinhard Paul Chief Financial Officer

(signed) “Zbigniew Roch”
Zbigniew Roch Sole Director

CERTIFICATE OF VISTON UNITED SWISS AG

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: October 25, 2021.

(signed) “Zbigniew Roch”	(signed) “Zbigniew Roch”
Zbigniew Roch Sole Director	Zbigniew Roch President (Sole Officer)

SCHEDULE I

CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS

OF 2869889 ONTARIO INC.

Set forth in the table below is the name, country of residence, country of citizenship, age, position(s) with 2869889 Ontario Inc. (the “Offeror”), current principal occupation and principal occupation during the past five years of each director and executive officer of the Offeror, as well as the period(s) during which each has served as a director of the Offeror.

During the past five years, none of the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name, Province/State and Country of Residence	Position with Offeror and Period(s) Served as a Director	Current Principal Occupation and during the Past Five Years
ZBIGNIEW ROCH Residence – Oedheim, Germany Citizenship – German Age – 65	Chief Executive Officer and Director since September 28, 2021	President of Viston United Swiss AG (a holding company focused on innovative technologies for the renewable energy and environmental protection industry) since 2008 to present

REINHARD PAUL Residence – Bürglen, Switzerland Citizenship – German Age – 60	Chief Financial Officer since September 28, 2021	Chief Executive Officer of Unicornswiss Beratung GmbH (a real estate services company, consulting in the field of security management) since 2019 to present; independent consultant in the field of security management from 2017 to 2019; Chief Executive Officer of Unicorn Capital AG (a management consulting company in the field of financial services and security management) from 2009 to 2017

SCHEDULE II

CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS

OF VISTON UNITED SWISS AG

Set forth in the table below is the name, country of residence, country of citizenship, age, position(s) with Viston United Swiss AG (“Viston”), current principal occupation and principal occupation during the past five years of each director and executive officer of Viston, as well as the period(s) during which each has served as a director of Viston.

During the past five years, none of the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name, Province/State and Country of Residence	Position with Viston and Period(s) Served as a Director	Current Principal Occupation and during the Past Five Years
ZBIGNIEW ROCH Residence – Oedheim, Germany Citizenship – German Age – 65	President and Director since 2008	President of Viston (a holding company focused on innovative technologies for the renewable energy and environmental protection industry) since 2008 to present

The Depositary and Information Agent for the Offer is:

Kingsdale Advisors The Exchange Tower 130 King St W, Suite #2950 Toronto, ON M5X 1K6	North America Toll-Free: 1-866-581-1024 Outside North America: 1-416-867-2272 Email: contactus@kingsdaleadvisors.com

Questions and requests for assistance may be directed to the Depositary and Information Agent at the telephone numbers and location set out above. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.